UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Integrated Electrical Services, Inc.

(Name of Registrant as Specified In Its Charter)

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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held February 2, 2010
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
CORPORATE GOVERNANCE GUIDELINES
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
AUDIT FEES
TIMING OF EQUITY GRANTS
TAX CONSIDERATIONS
PAYMENTS UPON A CHANGE IN CONTROL
HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
ALL OTHER COMPENSATION
GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2009
OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2009
NONQUALIFIED DEFERRED COMPENSATION
SEVERANCE AND EMPLOYMENT AGREEMENTS
DEFINITIONS
DIRECTOR COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS
OTHER BUSINESS
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS OF BOARD MEMBERS
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

December 30, 2009

To Our Stockholders:

On behalf of the Board of Directors of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), we cordially invite all Company stockholders to attend the Company’s annual stockholders’ meeting to be held on Tuesday, February 2, 2010 at 10:00 a.m. Central Standard Time, at the Houston Marriott West Loop Hotel, 1750 West Loop South, Houston, Texas 77027. Proxy materials, which include a Notice of Annual Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company’s 2009 Annual Report on Form 10-K, which is not a part of the proxy materials, is also enclosed and provides additional information regarding the financial results of the Company for its fiscal year ended September 30, 2009.

We hope that you will be able to attend the meeting. Your vote is important. Regardless of whether you plan to attend, please submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope so that your shares will be represented. If you are able to attend the meeting in person, you may revoke your proxy and vote your shares in person. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee in whose name the shares are held to provide you with evidence of your beneficial share ownership. We look forward to seeing you at the meeting.

Sincerely,

Michael J. Hall
Chairman of the Board

Michael J. Caliel
President and
Chief Executive Officer

INTEGRATED ELECTRICAL SERVICES, INC.
1800 WEST LOOP SOUTH, SUITE 500
HOUSTON, TEXAS 77027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held February 2, 2010

TO THE STOCKHOLDERS OF INTEGRATED ELECTRICAL SERVICES, INC.,

Notice is hereby given that the annual meeting of the stockholders of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), will be held at the Houston Marriott West Loop Hotel, 1750 West Loop South, Houston, Texas 77027, on Tuesday, February 2, 2010, at 10:00 a.m. Central Standard Time, for the following purposes:

1. To elect six directors to the Company’s Board of Directors to serve until the annual stockholders’ meeting held in 2011 and until their respective successors have been elected and qualified.

2. To ratify the appointment of Ernst & Young LLP, independent auditors, as the Company’s auditors for the fiscal year 2010.

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The holders of record of the Company’s Common Stock, par value $0.01 per share, at the close of business on December 14, 2009 are entitled to notice of, and to vote at, the meeting with respect to all proposals.

We urge you to promptly vote your shares by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card by mail in the enclosed envelope, regardless of whether you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.

By order of the Board of Directors

William L. Fiedler
Senior Vice President, General Counsel and
Corporate Secretary

Houston, Texas
December 30, 2009

Important Notice Regarding the Availability of Proxy Materials for Stockholder meeting to be Held on February 2, 2010.

The Proxy Statement and 2009 Annual Report on Form 10-K are Available at http://annualmeeting.ies-co.com.

INTEGRATED ELECTRICAL SERVICES, INC.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

WHEN AND WHERE IS THE 2010 ANNUAL MEETING OF STOCKHOLDERS BEING HELD?

The 2010 annual meeting of stockholders (the “Annual Meeting”) of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, February 2, 2010. The Annual Meeting will be held at 10:00 a.m. Central Standard Time, at the Houston Marriott West Loop Hotel, 1750 West Loop South, Houston, Texas 77027.

WHAT DATE WILL THE PROXY STATEMENT FIRST BE SENT TO THE STOCKHOLDERS?

The approximate date on which this proxy statement and the accompanying materials were first sent or given to stockholders was December 30, 2009.

WHO IS SOLICITING MY VOTE?

The accompanying proxy is solicited by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournments thereof.

HOW ARE VOTES BEING SOLICITED?

In addition to solicitation of proxies by mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of the capital stock of the Company.

WHO IS PAYING THE SOLICITATION COST?

The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company.

HOW MANY VOTES DO I HAVE?

Each share of the Company’s common stock, par value $0.01 per share (“Common Stock”), is entitled to one vote upon each of the matters to be voted on at the Annual Meeting.

HOW DO I VOTE?

You may vote by signing, dating and returning the enclosed proxy card in the enclosed envelope.

You may also vote by using a toll-free telephone number or the Internet. Instructions about these ways to vote appear on the proxy card. If you vote by telephone or Internet, please have your proxy card and control number available.

Votes submitted by mail, telephone or Internet will be voted at the Annual Meeting in accordance with the directions you provide the individuals named on the proxy; or if no direction is indicated, they will be voted in favor of the proposals set forth in the notice attached hereto.

CAN I CHANGE MY VOTE?

Any stockholder giving a proxy has the power to revoke it at any time before it is voted (i) by notifying us in writing of such revocation, (ii) by submitting a later dated proxy card or telephone or Internet vote, or (iii) by attending the Annual Meeting in person and voting in person. Notices to us should be directed to William L. Fiedler, Senior Vice President, General Counsel and Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, Texas 77027. Stockholders who submit proxies and attend the Annual Meeting to vote in person are requested to notify Mr. Fiedler at the Annual Meeting of their intention to vote in person at the Annual Meeting.

HOW ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Pursuant to the Company’s bylaws, shares not voted on matters, including abstentions and broker non-votes, will not be treated as votes cast with respect to those matters, and therefore will not affect the outcome of any such matter.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock is required for a quorum.

DOES THE COMPANY HAVE A WEBSITE?

The Company has a website, http://www.ies-co.com, which contains additional information concerning the Company’s corporate governance practices.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on December 14, 2009, the record date for the determination of stockholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof, the Company had outstanding 14,617,741 shares of Common Stock.

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of December 14, 2009 by:

•	each person who is known by us to own beneficially 5% or more of our outstanding Common Stock;

•	our named executive officers;

•	our directors; and

•	all of our executive officers and directors as a group.

Except as otherwise indicated, the person or entities listed below have sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them, except to the extent this power may be shared with a spouse. Unless otherwise indicated, the address of each stockholder listed below is 1800 West Loop South, Suite 500, Houston, Texas 77027.

	Shares Beneficially
	Owned
Name of Beneficial Owner	Number	Percent

Charles H. Beynon(1)	7,340	*
Michael J. Caliel(2)	189,740	1.3
Michael J. Hall(3)	20,000	*
Joseph V. Lash(4)	0	*
Donald L. Luke	5,682	*
John E. Welsh III(5)	11,400	*
Raymond K. Guba(6)	70,005	*
James A. Robertson(7)	36,300	*
Richard Nix	21,800	*
Thomas E. Vossman(8)	24,852	*
Robert B. Callahan	22,839	*
Directors and officers as a group (13 persons)	425,858	2.9
Jeffrey L. Gendell(4)	8,562,409	58.6
Royce & Associates(9)	1,193,156	8.2
Keeley Asset Management Corp.(10)	953,000	6.5

*	Less than one percent.

(1)	Mr. Beynon maintains margin securities accounts at brokerage firms, and the positions held in such margin accounts, which may from time to time include shares of Company Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in such accounts. At December 14, 2009, Mr. Beynon held 1,740 shares of Common Stock in such accounts.

(2)	Includes 100,000 shares of Company Common Stock underlying options which are exercisable within 60 days. Mr. Caliel maintains margin securities accounts at brokerage firms, and the positions held in such margin accounts, which may from time to time include shares of Company Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in such accounts. At December 14, 2009, Mr. Caliel held 2,000 shares of Common Stock in such accounts.

(3)	Mr. Hall maintains margin security accounts at brokerage firms, and the positions held in such margin accounts, which may from time to time include shares of Company Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in such accounts. At December 14, 2009, Mr. Hall held all of the shares of Common Stock in such accounts.

(4)	According to a Schedule 13D filed on October 23, 2009, Jeffrey L. Gendell is the managing member of Tontine Capital Management, L.L.C., a Delaware limited liability company (“TCM”), the general partner of Tontine Capital Partners, L.P., a Delaware limited partnership (“TCP”) and Tontine 25 Overseas Master Fund, L.P., a Cayman Islands limited partnership (“T25”). Mr. Gendell is the managing member of Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company (“TCO”), the general partner of Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership(“TMF”). Mr. Gendell is the managing member of Tontine Management, L.L.C., a Delaware limited liability company (“TM”), the general partner of Tontine Partners, L.P., a Delaware limited partnership (“TP”). Mr. Gendell is the managing member of Tontine Overseas Associates, L.L.C.; a Delaware limited liability company (“TOA”), the investment advisor of Tontine Overseas Fund, Ltd., a Cayman Islands exempt company (“TOF”). TCP and T25 share voting and dispositive power of 3,437,891 shares of the Company’s Common Stock. TMF and TCO share voting and dispositive power of 1,128,637 shares of the Company’s Common Stock. TM and TP share voting and dispositive power of 2,637,092 shares of the Company’s Common Stock. TOA and TOF share voting and dispositive power of 1,350,873 shares of the Company’s Common Stock. Mr. Gendell has sole voting and dispositive power of 7,916 shares of the Company’s Common Stock and shared voting and dispositive power of 8,554,493 shares of the Company’s Common Stock.

The principal business of TMF, TCP, TP and T25 is serving as a private investment limited partnership. The principal business of TCM is serving as the general partner of TCP and T25. The principal business of TCO is serving as the general partner of TMF. The principal business of TM is serving as the general partner of TP. The principal business of TOA is serving as the investment advisor of TOF. The address of the principal business and principal office of each of the above entities, as well as Mr. Gendell, is 55 Railroad Avenue, Greenwich, Connecticut 06830.

The shares reported herein were purchased with working capital and on margin. The margin transactions are with UBS Securities LLC and were made on such firm’s usual terms and conditions. All or part of these shares may from time to time be pledged with one or more banking institutions or brokerage firms as collateral for loans made by such bank(s) or brokerage firm(s) to the respective entities reporting the ownership. Such loans bear interest at a rate based upon the broker’s call rate from time to time in effect. Such indebtedness may be refinanced with other banks or broker dealers.

All the foregoing shares may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of the Company Common Stock reported above for purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended or otherwise, except as to securities directly owned by Mr. Gendell or representing Mr. Gendell’s pro rata interest in, or interest in the profits of such entities.

Mr. Lash is a member of Tontine Associates, LLC and disclaims beneficial ownership of any shares of the Company’s Common Stock held by Mr. Gendell or any Tontine entity.

(5)	Mr. Welsh maintains margin security accounts at brokerage firms, and the positions held in such accounts, which may from time to time include shares of Company Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in such accounts. At December 14, 2009, Mr. Welsh held 10,000 shares of Common Stock in such accounts.

(6)	Includes 20,000 shares of Company Common Stock underlying options which are exercisable within 60 days. At December 14, 2009, Mr. Guba maintains a margin securities account at a brokerage firm, and the positions held in such account, which may from time to time include shares of Company Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in such account. At December 14, 2009, Mr. Guba held 4,871 shares of Common Stock in such account.

(7)	Includes 11,000 shares of Company Common Stock underlying options which are exercisable within 60 days.

(8)	Includes 7,500 shares of Company Common Stock underlying options which are exercisable within 60 days.

(9)	According to a Schedule 13G filed on January 26, 2009, Royce & Associates, LLC, a New York corporation, whose address is 1414 Avenue of the Americas, New York, NY 10019, has the sole voting and dispositive power for 1,193,156 shares of the Company’s Common Stock. The Schedule 13G states that Royce & Associates is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940.

(10)	According to a Schedule 13G filed on February 2, 2009, Keeley Asset Management Corp., an Illinois corporation, whose address is 401 South La Salle Street, Chicago, Illinois 60605, has the sole voting and dispositive power for 953,000 shares of the Company’s Common Stock and shares beneficial ownership of 903,000 of these shares with Keeley Small Cap Value Fund, a Maryland corporation at the same address. The Schedule 13G states that Keeley Asset Management Corp. is an investment company registered under Section 8 of the Investment Company Act of 1940 and an investment advisor in accordance with Section 240.13d-1(b)(1)(ii)(E) under the Securities Exchange Act of 1934.

ELECTION OF DIRECTORS

GENERAL INFORMATION

The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and its bylaws provide that the number of members of the Board shall be fixed from time to time by the Board but shall not be less than one nor more than fifteen persons. The Board has set the number of directors at six. Directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Vacancies may be filled by recommendation from the Nominating and Governance Committee and a majority vote by the remaining directors.

It is the intention of the persons named in the accompanying proxy card to vote “FOR” the election of the nominees named below, unless a stockholder has directed otherwise or withheld such authority. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee.

If, at the time of or prior to the Annual Meeting, a nominee should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute designated by the Board. The Board has no reason to believe that any substitute nominee will be required. No proxy will be voted for a greater number of persons than the nominees named herein.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Donald L. Luke*	Director since 2005

Donald L. Luke, 72, was Chairman and Chief Executive Officer of American Fire Protection Group, Inc., a private company involved in the design, fabrication, installation and service of products in the fire sprinkler industry from 2001 until April 2005. From 1997 to 2000, Mr. Luke was President and Chief Operating Officer of Encompass Services (construction services) and its predecessor company GroupMac. Mr. Luke held a number of key positions in product development, marketing and executive management in multiple foreign and domestic publicly traded companies. Mr. Luke also serves on the board of directors of American Fire Protection Group, Inc. and is a director of Cable Lock, Inc., which manages the affiliated Olshan Foundation Repair companies.

Charles H. Beynon*	Director since 2005

Mr. Beynon, 61, had been an independent consultant providing financial and advisory consulting services to a diverse group of clients since October 2002. From 1973 until his retirement from the firm in 2002, Mr. Beynon was employed by Arthur Andersen & Co, an accounting firm, including 19 years as a partner. He also currently serves as a director of Broadwind Energy, Inc. (a leading provider of component, logistics and services to the wind power and broader energy markets) and is Chairman of its Audit Committee. Mr. Beynon is a Certified Public Accountant.

Michael J. Hall*	Director since 2006

Mr. Hall, 65, served as President and Chief Executive Officer of Matrix Service Company (construction, repair and maintenance of petroleum, petrochemical, and power infrastructure and bulk storage terminals) from March 2005 until his retirement in November 2006 at which time he was elected Chairman of the Board of Matrix. Mr. Hall was Vice President — Finance and Chief Financial Officer, Secretary and Treasurer of Matrix from September

1998 until his temporary retirement in May 2004. He also has served as a director of Matrix since 1998. Mr. Hall is a member of the Board of Directors of Alliance G.P., LLC (the general partner of Alliance Holdings, G.P., L.P., a limited partnership which controls Alliance Resource Management G.P., LLC) and Chairman of its Audit Committee and a member of the Board of Directors of Alliance Resource Management G.P., LLC (the managing general partner of Alliance Resources Partners, L.P., a publicly traded limited partnership engaged in the production and marketing of coal), Chairman of its Audit Committee and a member of its Compensation Committee.

John E. Welsh III*	Director since 2006

Mr. Welsh, 58, is President of Avalon Capital Partners, LLC, a private investment vehicle, a position he has held since January 2003. From October 2000 until December 2002, Mr. Welsh was Managing Director of CIP Management, LLC, the management entity for a series of venture capital partnerships affiliated with Rothchild, Inc. Mr. Welsh has been a director of General Cable Corp., a developer, designer, manufacturer, marketer and distributor of copper, aluminum and fiber optic wire and cable products, since 1997, and Non-Executive Chairman since August 2001.

Joseph V. Lash*	Director since 2006

Mr. Lash, 47, has been an employee of Tontine Associates, LLC, a private investment fund, since 2005. Tontine Associates, LLC is an affiliate of Jeffrey Gendell, the beneficial owner of 58.6% of the Company’s Common Stock as described in footnote 4 to the beneficial owner table under the section entitled “Security Ownership of Certain Beneficial Owners and Management” above. From 2002 through 2005, Mr. Lash served as a senior managing director of Conway, Del Genio, Gries & Co., LLC, a financial advisory firm. From 1998 through 2001, Mr. Lash was a Managing Director within the Global Mergers and Acquisitions Department of J.P. Morgan Chase, an investment banking firm. Mr. Lash is also a director of Exide Technologies (manufacturer of batteries) and Neenah Enterprises, Inc. (manufacturer of iron castings).

Michael J. Caliel	Director since 2006

Mr. Caliel, 50, has been President and Chief Executive Officer of the Company since July 2006. From 1993 until he joined the Company, Mr. Caliel was employed by Invensys, a global automation, controls and process solutions company, where he served in a variety of senior management positions, including his most recent position as President, Invensys Process Systems. Prior to becoming President of Invensys Process Systems, he served as President of its North America and Europe, Middle East and Africa operations from 2001 to 2003.

*	Denotes independent director

On February 14, 2006, the Company and all of its domestic subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. On April 26, 2006, the Bankruptcy Court entered an order approving and confirming a plan of reorganization (the “Plan of Reorganization”) which became effective on May 12, 2006 (the “Plan Effective Date”). Pursuant to the Plan of Reorganization the Company’s bylaws were amended to require all directors be elected annually and reconstituted the Board to include the individuals listed above. Messrs. Beynon and Luke were first elected to the Board by the Board in 2005.

After reviewing all relevant facts and circumstances, the Board has affirmatively determined that Messrs. Luke, Beynon, Hall, Welsh and Lash are independent since they have no relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), other than as stockholders and/or directors of the Company and in the case of Mr. Lash an affiliate of a lender. The review was undertaken on an individual director-by-director basis and did not involve a pre-set formula or minimum standard of materiality.

EXECUTIVE OFFICERS

Information with respect to the executive officers of the Company is included in the section titled “Executive Officers” in Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Attendance at Meetings

It is the policy of the Board that all directors of the Company attend the Annual Meeting. All directors attended the Annual Meeting held on February 4, 2009.

During fiscal year 2009, the Board held 14 meetings of the full Board, and each member of the Board attended at least 97% of the aggregate number of meetings of the full Board and meetings of Board committees on which he served.

At regularly scheduled meetings of the Board, Mr. Hall, an independent non-executive Chairman, presided and an executive session was held without management directors present. Interested parties may make any concerns known to non-management directors by contacting the Company’s EthicsLine at 1-800-347-9550.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate directly with the Board may do so by writing to Integrated Electrical Services, Inc. Board of Directors, c/o Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027. Stockholders may also communicate directly with individual directors by addressing their correspondence accordingly.

The Company has adopted a code of business conduct and ethics which has been memorialized as part of the Company’s Legal Compliance and Corporate Policy Manual and can be found on the Company’s website at http://www.ies-co.com, under the Corporate Governance section. The manual is also available in print to any stockholder who requests it by contacting William L. Fiedler, Senior Vice President, General Counsel, and Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027.

The Nomination Process

The Nominating/Governance Committee of the Board, which, as described below, is composed entirely of independent directors, is responsible in accordance with its charter for establishing standards for members of the Board and overseeing the performance evaluation of the Board and its members. Based upon such evaluations, the Nominating/Governance Committee recommends to the Board whether existing members should be nominated for new terms or replaced and whether more or fewer members are appropriate.

The Board, with the assistance of the Nominating/Governance Committee, establishes criteria for the selection of new members. The basic criteria are found in the Company’s Corporate Governance Guidelines under “Core Competencies of the Board.” At any given time, in order to maintain a proper balance of expertise, individuals with particular skills may be favored over other candidates who lack such skills but otherwise possess a core competency.

Additional attributes may include a candidate’s character, judgment and diversity of experience, business acumen, ability to act on behalf of the stockholders, governmental or community service, a positive record of achievement and a willingness to devote sufficient time to carrying out the duties and responsibilities of Board membership. Candidates must be capable of working with the entire Board and contributing to the overall Board process. Since a majority of the Board is to be independent of management, consideration is also given as to whether or not the individual is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the NASDAQ Global Market System (“NASDAQ”) and the Securities and Exchange Commission (the “SEC”).

When there is an opening or anticipated opening for a director position, Board members are asked to submit recommendations. Outside sources or third parties may be used to find potential candidates and similarly outside sources and third parties may be used to evaluate or assist in evaluating nominees brought to the attention of the Nominating/Governance Committee. Should the Company use the services of a third party, it would expect to pay a fee for such services.

The Nominating/Governance Committee will also consider director candidates recommended by stockholders. Such candidates will be evaluated using the same criteria and standards described above. Any such recommendation must be sent in at the address set forth under the Corporate Governance Guidelines below, not later than 80 days prior to the date of the Annual Meeting. In the event that the date of such Annual Meeting was not publicly announced by the Company by mail, press release or otherwise more than 90 days prior to the Annual Meeting, notice by the stockholder to be timely must be delivered to the Corporate Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the Annual Meeting was communicated to the stockholders. The recommendation should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications, the candidate’s consent to being considered as a nominee and a way to contact the candidate to verify his or her interest and to gather further information, if necessary. In addition, the stockholder should submit information demonstrating the number of shares he or she owns, the name and address of the stockholder, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, and such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board. Stockholders who themselves wish to nominate an individual to the Board must follow the advance notice requirements and other requirements of the Company’s bylaws.

CORPORATE GOVERNANCE GUIDELINES

The Company’s management and Board are committed to conducting business consistent with good corporate governance practices. To this end, the Board has established a set of Corporate Governance Guidelines which reflect its view in how to help achieve this goal. These guidelines, which may be amended and refined from time to time, are outlined below and may also be found on the Company’s website at http://www.ies-co.com, under the Corporate Governance section. The guidelines are also available in print to any stockholder who requests them by contacting William L. Fiedler, Senior Vice President, General Counsel and Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027.

Directors

Core Competencies of the Board

In order to adequately perform the general corporate oversight responsibilities assumed by the Board, the Board as a whole should possess the following competencies:

Accounting & Finance — The Board should have one or more members who are experienced in accounting and finance matters.

Management — In order to oversee the Company’s management team, the Board should have one or more directors who have experience as a Chief Executive Officer, a Chief Operating Officer or possess similar significant operating experience.

Industry Knowledge — While the theory of management is important, it is essential that the Board have one or more members with extensive hands-on practical relevant industry-specific knowledge.

Long-Range Strategy — In addition to monitoring the Company’s performance in the present, the Board should have one or more members with the skills to look to the future and provide direction for stability and growth.

Independence of the Board

A majority of the Board shall be independent of management. An independent director must meet the standards imposed by the SEC and NASDAQ.

Committees

The Board has established the Audit, Human Resources and Compensation, and Nominating/Governance Committees to assist in the performance of its functions of overseeing the management and affairs of the Company.

The Audit, Human Resources and Compensation, and Nominating/Governance Committees are composed entirely of independent directors under current NASDAQ standards, have written charters, and have the authority to retain and compensate counsel and experts. Copies of the charters may be found on the Company’s website, http://www.ies-co.com under the Corporate Governance section. The charters are also available in print to any stockholder who requests them by contacting William L. Fiedler, Senior Vice President, General Counsel and Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027.

Audit Committee

The Audit Committee, which met 11 times during fiscal year 2009, is comprised of Messrs. Beynon (Chairman), Hall and Welsh. Pursuant to its written charter, the Audit Committee assists the Board in:

•	fulfilling its responsibility to oversee management’s preparation of, and the integrity of, the financial statements of the Company;

•	monitoring the qualifications, independence and performance of the Company’s internal and independent auditors;

•	monitoring the compliance by the Company with legal and regulatory requirements; and

•	preparing the report that SEC rules require be included in the Company’s annual proxy statement.

In fulfilling these duties, the Audit Committee generally:

•	reviews the annual financial statements with management and the independent auditor;

•	recommends to the Board whether the Company’s annual audited financial statements and accompanying notes should be included in the Company’s Annual Report on Form 10-K;

•	reviews with management and the independent auditor the effect of regulatory and accounting initiatives as well as contingent liabilities and off-balance sheet structures, if any, on the Company’s financial statements;

•	reviews with management and the independent auditor the Company’s quarterly financial statements filed in its Quarterly Reports on Form 10-Q;

•	discusses periodically with Company management the Company’s major financial risk exposure and steps implemented to monitor and control the same;

•	reviews major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management;

•	has the sole authority to engage, oversee and evaluate the performance of, and, when the Audit Committee determines it to be appropriate, terminate the Company’s independent auditor, approve all audit engagement fees and terms and approve all significant non-audit engagements, if any, with the independent auditor. The independent auditor reports directly to the Audit Committee;

•	reviews the independence of the independent auditor, giving consideration to the range of audit and non-audit services performed by the independent auditor;

•	reviews periodically (i) the experience, qualifications and performance of the senior members of the Company’s internal auditing team and (ii) the internal audit activities, staffing and budget;

•	reviews significant reports to management, prepared in connection with internal audits and management’s responses;

•	reviews with the independent auditor any problems or difficulties the auditor may encounter and any management letter provided by the auditor and the Company’s response to that letter;

•	advises the Board with respect to the Company’s policies and procedures regarding conflicts of interest and compliance with material laws and regulations;

•	reviews legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or government agencies; and

•	reviews procedures (i) to handle complaints regarding the Company’s accounting practices, internal controls or auditing matters and (ii) to permit confidential anonymous submission to the Audit Committee of concerns by employees regarding accounting or auditing matters.

The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee, which met seven times during fiscal year 2009, is comprised of Messrs. Luke (Chairman), Beynon and Hall. Pursuant to its written charter, the Human Resources and Compensation Committee assists the Board in:

•	discharging its responsibilities relating to compensation of Company executives; and

•	producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement.

In fulfilling these duties, the Human Resources and Compensation Committee generally:

•	establishes the Company’s compensation philosophy and ensures that the compensation program is aligned with the Company’s objectives and consistent with the interest of the Company’s stockholders;

•	reviews and approves new compensation plans;

•	evaluates the performance of the Chief Executive Officer in conjunction with the other independent members of the Board and determines the compensation for the Chief Executive Officer;

•	reviews salaries, salary increases and other compensation of executive officers and evaluates the competitiveness of total compensation levels for executives;

•	receives recommendations regarding the selection of officers and key employees for participation in incentive compensation plans and regarding the establishment of performance goals and awards for those officers and key employees who participate in such incentive plans;

•	reviews and monitors benefits under all employee plans of the Company;

•	reviews and approves incentive compensation and equity based plans; and

•	evaluates, periodically, compensation paid to outside members of the Board, including monitoring the competitiveness and composition of director compensation.

Additional information on the Human Resources and Compensation Committee’s processes and procedures for considerations of executive compensation are addressed in the Compensation Discussion and Analysis below.

Nominating/Governance Committee

The Nominating/Governance Committee, which met five times during fiscal year 2009, is comprised of Messrs. Welsh (Chairman), Hall, Luke and Lash. Pursuant to its written charter, the Nominating/Governance Committee assists the Board in:

•	establishing standards for Board and committee members and overseeing the performance of the Board and its members;

•	making recommendation to the Board with respect to the management organization of the Company;

•	establishing criteria to select new directors and recommending to the Board a process for orientation of new Board or committee members;

•	identifying individuals qualified to become members of the Board and recommending same to the Board as nominees to fill any existing or expected vacancy;

•	evaluating the Company’s corporate governance procedures and recommending to the Board changes that the Nominating/Governance Committee deems appropriate; and

•	reviewing and addressing conflicts of interest of directors and executive officers and the manner in which any such conflicts are to be resolved.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company has adopted a written Related Person Transaction Policy that addresses the reporting, review and approval or ratification of transactions with related persons. The Company recognizes that related person transactions can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to have been, based on considerations other than the Company’s best interest. Accordingly, as a general matter, the Company seeks to avoid such transactions. However, the Company recognizes that in some circumstances transactions between related persons and the Company may be incidental to the normal course of business or provide an opportunity that it is the best interests of the Company to pursue or that is not inconsistent with the best interests of the Company and where it is not efficient to pursue an alternative transaction. This policy therefore is not designed to prohibit related person transactions; rather, it is to provide for timely internal reporting of such transactions and appropriate review, oversight and public disclosure of them.

The policy supplements the provisions of the Company’s Legal Compliance and Conflict of Interest Policy concerning potential conflict of interest situations. With respect to persons and transactions subject to the policy, the procedures for reporting, oversight and public disclosure apply. With respect to all other potential conflict of interest situations, the provisions of the Company’s Legal Compliance and Conflict of Interest Policy continue to apply.

The policy applies to the following persons (each a “Related Person” and, collectively, “Related Persons”):

•	Each director or executive officer of the Company;

•	Any nominee for election as a director of the Company;

•	Any security holder who is known to the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities; and

•	Any immediate family member of any of the foregoing persons.

A transaction participated in by the Company with a company or other entity that employs a Related Person or is controlled by a Related Person, or in which a Related Person has an ownership of financial interest material to such Related Person, shall be considered a transaction with a Related Person for purposes of this policy. For purposes of the policy, “related person transaction” means a transaction or arrangement or series of transactions or arrangements in which the Company participates (whether or not the Company is a party) and a Related Person has a direct or indirect interest material to such related Person. A transaction in which a subsidiary any other company controlled by the Company participates shall be considered a transaction in which the Company participates.

Except as otherwise provided in the policy (including any delegation of review and approval authority), any (i) director, nominee as a director or executive officer who intends to enter into a related person transaction shall disclose the intention and all material facts with respect to the transaction to the Audit Committee of the Board and (ii) any officer or employee of the Company who intends to cause the Company to enter into any related person transaction shall disclose that intention and all material facts with respect to the transaction to his or her superior, who shall be responsible for seeing that such information is reported to the Audit Committee. If a member of the Audit Committee has an interest in a related person transaction and, after such Audit Committee member excusing himself or herself from consideration of the transaction there would be fewer than two members of the Audit Committee available to review the transaction who do approve the transaction, the transaction shall be reviewed by an ad hoc committee of at least two independent directors designated by the Board (which shall be considered the “Audit Committee” for this purpose.

The Audit Committee will review all related person transactions and approve such transactions in advance of such transaction being given effect. At the discretion of the Audit Committee, consideration of a related person transaction may be submitted to the Board. All related person transactions shall be publicly disclosed to the extent and in the manner required by applicable legal requirements and listing standards. The Audit Committee may determine that public disclosure shall be made even where it is not so required where the Audit Committee considers such disclosure to be in the best interests of the Company and security holders.

On December 12, 2007, the Company entered into the Note Purchase Agreement (the “Note Purchase Agreement”) with Tontine Capital Partners, L.P. (“Tontine”). Tontine, together with its affiliates, owns approximately 58.6% of the Company’s outstanding Common Stock. Joseph V. Lash, a member of Tontine Associates, LLC, an affiliate of Tontine, is a member of the Company’s Board of Directors. Pursuant to the Note Purchase Agreement, the Company agreed to sell Tontine $25 million aggregate principal amount of its 11% Senior Subordinated Notes due 2013 (the “Note”). The Note Purchase Agreement contains customary representations and warranties of the parties and indemnification provisions whereby the Company agreed to indemnify Tontine against certain liabilities. The closing of the sale of the Note occurred on December 12, 2007. The Note was not registered under the Securities Act of 1933, as amended (the “Securities Act”), and was sold to Tontine on a private placement basis in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Company issued the Note, which bears interest at 11% per annum on the principal amount from December 12, 2007, payable quarterly in arrears in cash or in kind on March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 2007. The Note will mature on May 15, 2013. The Note is an unsecured obligation of the Company and ranks junior to all senior obligations of the Company, including its obligations under the Loan and Security Agreement, dated May 12, 2006, as amended, with Bank of America, N.A. as collateral and administrative agent, and the lenders party thereto. In approving this transaction the Company’s Board of Directors took into account Mr. Lash’s relationship with Tontine and believed that the transaction was in the best interests of the Company and its stockholders. As of December 30, 2009, the Company had paid an aggregate of $4,972,833 in interest payments on the Note and $25 million remained outstanding under the Note. As of December 30, 2009, the Company has paid no principal on the Note.

REPORT OF THE AUDIT COMMITTEE

Audit Committee Financial Expert

The Board has determined that all members of the Audit Committee are financially literate and meet the independence requirements of the SEC and NASDAQ. The Board has also determined that Mr. Beynon qualifies as the “audit committee financial expert” as defined by SEC rules.

Establishment of Policies and Procedures

The Audit Committee has overseen the establishment of a number of policies and procedures which are intended to facilitate the reporting and disclosure of improper activities as well as to clearly define the use of the Company’s independent auditors for non-audit purposes.

•	The Company maintains the EthicsLine, which allows employees to report, on an anonymous basis, occurrences of financial abuse, fraud, theft or discrimination. Complaints are forwarded to the Senior Vice President & General Counsel who, in turn, informs the Audit Committee.

•	The Company has established a Code of Ethics for Financial Executives, a copy of which may be found on the Company’s website, at http://www.ies-co.com. A copy of the Code is also available in print to any stockholder who requests it by contacting William L. Fiedler, Senior Vice President, General Counsel, and Corporate Secretary, Integrated Electrical Services, Inc. 1800 West Loop South, Suite 500, Houston, TX 77027. The Code of Ethics applies to the Chief Executive Officer, the Chief Financial Officer and the Chief

Accounting Officer and reflects the Company’s commitment to the highest standards of personal and professional integrity.

•	The Audit Committee has established a policy requiring pre-approval by the Audit Committee of all but de minimus use of the independent auditors for non-audit services, with the exception of the following (each of which the Audit Committee has pre-approved):

—	consultation on routine matters (if necessary) in the amount of $50,000, registration statement (if necessary) in the amount of $50,000, tax matters (if necessary) in the amount of $50,000 and EY/online in the amount of $3,500, provided, however, the Audit Committee must be promptly informed of any of the above uses of the independent auditor.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended September 30, 2009

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 30, 2009 with Company management. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 for filing with the SEC. The Audit Committee has also named Ernst & Young LLP to serve as the Company’s independent auditors for fiscal year 2010, subject to stockholder ratification.

Members of the Audit Committee

Charles H. Beynon (Chairman)
Michael J. Hall
John E. Welsh III

AUDIT FEES

Ernst & Young LLP billed the Company fees as set forth in the table below for (i) the audit of the Company’s 2008 and 2009 annual financial statements, reviews of quarterly financial statements and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, (ii) assurance and other services reasonably related to the audit or review of the Company’s 2008 and 2009 financial statements, (iii) services related to tax compliance, tax advice and tax planning for fiscal years 2008 and 2009, and (iv) all other products and services it provided during fiscal years 2008 and 2009.

	Fiscal Year	Fiscal Year
	2008	2009

Audit	$2,354,801	$1,595,286
Audit Related	—	85,000
Tax Fees	—	27,500
All Other Fees	1,624	2,100

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Role of the Compensation Committee

The Human Resources and Compensation Committee (referred to in this section as the “Committee”) of the Board of Directors, which is comprised entirely of independent directors, is responsible for ensuring that the Company’s executive compensation policies and programs are competitive within the markets in which the Company competes for talent and reflect the long-term investment interests of our stockholders. The Committee reviews and approves the compensation levels and benefits programs for Named Executive Officers (“NEOs”).

The Committee has retained Longnecker & Associates, an independent compensation consultant, which reports directly to the Committee. The compensation consultant advises the Committee on current and future trends and issues in executive compensation and consults on the competitiveness of the compensation structure and levels of the NEOs. The NEOs are the executives who appear in the compensation tables of this Proxy Statement.

The NEOs in this Proxy Statement are:

•	Michael J. Caliel, President and Chief Executive Officer

•	Raymond K. Guba, Executive Vice President, Chief Financial and Administrative Officer

•	Thomas E. Vossman, Group Vice President

•	Richard A. Nix, Group Vice President

•	Robert B. Callahan, Senior Vice President-Human Resources

•	James A. Robertson, Former Group Vice President

The Company’s Human Resources Department staff and Chief Executive Officer provide additional analysis and counsel as requested by the Committee. You can learn more about the Committee’s purpose, responsibilities, and structure by reading the Committee’s charter, which can be found in the Corporate Governance section of the Company’s website at http://www.ies-co.com

The following is a more detailed discussion of the results of the actions taken in fiscal year 2009 and first quarter of fiscal year 2010 and the reasons for such actions.

Compensation Objectives

All of the Company’s compensation and benefits for the NEOs, which are described below, are focused on the primary objectives of attracting, retaining and motivating the highly talented individuals who will engage in the behaviors necessary to enable the Company to succeed in its mission while upholding our values in a highly competitive marketplace. In order to best achieve these objectives, the compensation program, which is comprised of salary, benefits, and incentive opportunity is designed to:

•	Be competitive. The program design and levels are set considering the practices of similar companies with which the Company competes for talent.

•	Drive results. The program emphasizes variable, at-risk incentive award opportunities, which are payable only if specified goals are achieved. The largest part of the incentive award for NEOs is focused on long-term performance. The Company provides both annual and long-term incentive award opportunities, which depend on Company performance. These at risk incentives represent approximately 65%-75% of the NEOs’ targeted total direct compensation, with base salary representing the remaining 25-35%.

•	Reward individual performance. Salary, annual awards, and long-term incentive awards are based on an individual’s job level and performance against specified financial, operational, strategic and safety goals (as appropriate to the individual’s position). Also considered are Company performance, the desired pay relationships among executive employees, and market practices.

•	Emphasize stock ownership. Long-term incentive awards are delivered as equity and/or cash awards to senior executives. The NEOs are required to maintain a minimum level of stock ownership to encourage managing from a stockholder’s perspective. The NEOs are expected to own Company stock with a value equal to between two to three times their annual base salary. For additional information, please see “Executive Stock Ownership Guidelines” below.

The Committee believes these principles will reward and incentivize management to deliver increasing stockholder value over time, while helping the Company attract and retain top executive talent.

Market Benchmarking

The Company benchmarks its executive compensation programs against those of a group of companies with which the Company competes for executive talent (the “Survey Group”). The Survey Group consists of ten “Industry Peer Group” companies and “General Industry” companies regressed from the construction and engineering industries with annual revenues of approximately $950 million. In addition, the compensation consultant utilized published survey compensation data from the following sources:

•	Economic Research Institute, ERI Executive Compensation Assessor

•	Watson Wyatt, Top Management Compensation — Industry Report

•	Watson Wyatt, Top Management Compensation — Regression Analysis Report

•	World at Work, Total Salary Increase Budget Survey

•	William Mercer, Executive Compensation Survey

•	PAS Publications, Executive Compensation Survey for Contractors

The Committee, working with the compensation consultant, has established a list of peer companies in our industry that are comparable based on revenues and market capitalization. The Industry Peer Group was used to evaluate the competitive posture of the Company’s executive compensation levels relative to the marketplace. They were selected from the electrical contracting services industry as well as other cyclical industries, as the Company competes across industries for executive talent. The companies comprising the Industry Peer Group are:

•	Comfort Systems U.S.A., Inc.

•	Dycom Industries, Inc.

•	MasTec, Inc.

•	Pike Electric Corporation

•	Black Box Corporation

•	Layne Christensen Company

•	Matrix Service Company

•	Quanta Services, Inc.

•	Tetra Tech, Inc.

•	Willbros Group, Inc.

Compensation in total is targeted by the Company at the median compensation levels of the Survey Group for similar jobs giving due consideration to individual elements. An individual executive’s base salary, annual incentive and long-term incentives are established after considering the following factors:

•	The Company’s performance against financial measures, including earnings before interest and taxes, total stockholder return, economic profit, cash flow management, operating income and cost management discipline and safety performance.

•	The Company’s performance relative to goals approved by the Committee.

•	Individual performance versus personal performance goals and contributions to Company performance.

•	Total compensation targets for specific job positions set at the median of the Survey Group.

•	Business climate, economic conditions and other factors.

The CEO develops pay recommendations for Company executive officers, including the NEOs based on the market data, the Company’s performance relative to goals approved by the Committee, individual performance versus personal goals, individual contributions to the Company’s performance and market conditions. The CEO receives assistance with compensation analysis from the Company’s Senior Vice President — Human Resources as well as the compensation consultant.

The Committee reviews and approves all compensation elements for the executive officers and sets the compensation of the CEO and, if appropriate, after receiving advice from the compensation consultant. The compensation consultant provides advice to the Committee after reviewing the Survey Group data, compensation levels, and general trends in executive compensation. The Committee also has discretionary authority to increase or decrease recommended compensation for the CEO.

In addition to benchmarking compensation levels, the Committee also reviews tally sheets for the NEOs, modeling all aspects of compensation (base salary, annual incentive awards, long-term incentives, benefits and perquisites), which are utilized as the targeted overall compensation level.

Compensation Elements

Presented below are the key characteristics of the primary elements of the NEO’s compensation.

Compensation Element	Key Characteristics

Base Pay (Fixed)	• Fixed component of pay based on an individual’s skills, responsibilities, experience and performance.
• NEOs, as well as all other salaried employees, are eligible for annual increases based on performance and/or changes in job responsibilities.
Annual Incentive Award (Variable-“at risk”)	• Variable cash component of pay.
• Reward for achieving specified financial, operational, strategic, safety and individual goals.
Long-term Incentives (Variable-“at risk”)	• Variable equity component of pay.
• Reward for long-term stockholder value creation.
• The value realized by the awardee is based on achievement of multi-year performance against pre-determined financial performance criteria set by the Committee.
• Retention of the individual.
Executive Benefits & Perquisites	• NEOs are eligible to participate in certain programs that are part of our broad-based total compensation program. Refer to the Perquisites section discussed below.
Other Benefits (Health and welfare)	• NEOs are eligible to participate in benefits programs that are available to substantially all salaried employees which provide for basic life, disability and health insurance needs.

All compensation elements are cash-based, except for long-term incentives which are partly or solely equity-based (and have a value which is at least partly related to the price of Company Common Stock) and other benefits.

Compensation Actions Taken by the Committee based on Fiscal Year 2009 Results

After careful consideration of the Company’s results in fiscal year 2009, and in light of the current challenging economic conditions, the Committee took the following compensation actions:

•	Base Salary — Executive management recommended, and the Board agreed, that there would be no merit increases for the CEO and other NEOs based on fiscal year 2009 results.

•	Annual Incentive Cash Award — Executive management recommended, and the Board agreed, that there would be no annual discretionary awards for the CEO and other NEOs based on fiscal year 2009 results.

Base Pay

The Committee, in conjunction with the other independent directors, evaluates the CEO’s performance annually in light of established corporate and personal goals and objectives. NEO salary levels and adjustments are recommended by the CEO and reviewed and approved by the Committee. Changes in base salary for the CEO and the NEOs are based on responsibility, the external market for similar jobs, the individual’s current salary compared to the market and success in achieving business results.

Annual Incentive Award

Fiscal Year 2009 Annual Incentive Award

The annual incentive award for NEOs is based on performance results for the fiscal year. For fiscal year 2009, the achievement of a minimum of $22.5 million of Company consolidated operating income must have been reached in order for any payment to be earned.

Individual award opportunities vary by job level and are based on the competitive annual bonus practices of the Survey Group. Actual Incentive Award payouts are determined following completion of the fiscal year based on the Company’s performance criteria outlined above.

Pursuant to the Annual Incentive Plan, 100 percent of the annual incentive opportunity of each of Messrs. Caliel, Guba, and Callahan was based on achievement of prescribed levels of the Company’s consolidated annual operating income. The annual incentive opportunity for each of Messrs, Vossman, Nix, and Robertson was based one-half on achievement of prescribed levels of the Company’s consolidated annual operating income and one-half on achievement of prescribed levels of annual operating income of their respective business segments.

Final awards were subject to discretionary adjustment downward or upward based upon individual performance considerations in amounts not to exceed 25 percent of the award. The performance review is based upon the attainment of individual goals and objectives established at the commencement of the fiscal year.. The CEO established individual goals for the other NEOs subject to review and ratification by the Committee. The Committee has the sole discretion to increase or decrease the annual incentive award made to the CEO.

Messrs. Caliel, Guba, Vossman, Nix, Callahan and Robertson were eligible to receive annual incentive awards based on the Company achieving correlating consolidated annual operating income levels, as set forth below. Incentive awards are adjusted ratably for operating income amounts between levels.

	Fiscal Year 2009 Consolidated Operating Income(1)
Executive	< $22.5 MM	$22.5 MM	$25.0 MM	$30.0 MM	> $30.0 MM

Michael J. Caliel	$-0-	$305,000	$610,000	$1,220,000	$1,220,000
Raymond K. Guba	$-0-	$148,125	$296,250	$592,500	$592,500
Thomas E. Vossman	$-0-	$75,000	$150,000	$300,000	$300,000
Richard A. Nix	$-0-	$91,250	$182,500	$365,000	$365,000
Robert B. Callahan	$-0-	$57,500	$115,000	$230,000	$230,000
James A. Robertson	$-0-	$78,000	$156,000	$312,000	$312,000

(1)	Net of incentives paid to all participants

During fiscal year 2009, the Company realized an annual operating loss of $5.7 million. Therefore, no incentive payments were made to Messrs. Caliel, Guba or Callahan. As noted above, one-half of the annual incentive award for Messrs. Vossman, Nix and Robertson is based on the Company’s achievement of prescribed consolidated annual operating income levels for the year and, therefore, no incentive awards were made to these individuals under this component of their annual incentive award.

Messrs. Vossman, Nix and Robertson were eligible to receive the remaining one-half of their annual incentive award based on their respective business segments achieveing prescribed annual operating income levels, as set forth below. Incentive awards are adjusted ratably for operating income amounts between levels.

	Fiscal Year 2009 Commercial Segment Operating Income
Executive	< $38.8 MM	$38.8 MM	$43.1 MM	$51.6 MM	> $51.6 MM

Thomas E. Vossman	$-0-	$75,000	$150,000	$300,000	$300,000

	Fiscal Year 2009 Residential Segment Operating Income
Executive	< $9.0 MM	$9.0 MM	$10.0 MM	$12.0 MM	> $12.0 MM

Richard A. Nix	$-0-	$91,250	$182,500	$365,000	$365,000

	Fiscal Year 2009 Industrial Segment Operating Income
Executive	< $19.2 MM	$19.2 MM	$21.3 MM	$25.6 MM	> $25.6 MM

James A. Robertson	$-0-	$78,000	$156,000	$312,000	$312,000

During fiscal year 2009, the IES Commercial segment realized annual operating income of $34.6 million, which was below the threshold amount of $38.8 million. Therefore, no incentive payment was made to Mr. Vossman under this component of his annual incentive award. However, pursuant to the terms of Mr. Vossman’s employment agreement entered into and effective on November 3, 2008, he was guaranteed and received an incentive payment of $150,000 for fiscal year 2009.

During fiscal year 2009, the IES Residential segment realized annual operating income of $10.4 million, which was above the threshold amount of $9.0 million. Therefore, Mr. Nix received an incentive payment of $220,310 for this component of his annual incentive award.

During fiscal year 2009, the IES Industrial segment realized annual operating income of $3.9 million, which was below the threshold amount of $19.2 million. Therefore, no incentive payment was made to Mr. Robertson for this component of his annual incentive award.

Fiscal Year 2010 Annual Incentive Award

On December 8, 2009, The Committee approved the fiscal year 2010 Performance Criteria (the “Performance Criteria”) for the Annual Management Incentive Plan (the “Management Incentive Plan”). The Management Incentive Plan provides for an incentive compensation pool for certain key employees and officers of the Company. For fiscal year 2010, the Performance Criteria is again based on achievement of prescribed levels of the Company’s annual consolidated operating income. Pursuant to the Management Incentive Plan, Messrs. Caliel, Guba, Vossman, Nix and Callahan are eligible to receive the amounts described below if the prescribed levels of consolidated operating income are achieved for fiscal year 2010. Incentive awards are adjusted ratably for operating income amounts between levels.

	Fiscal Year 2010 Consolidated Operating Income(1)
Executive(2)	< $18.0 MM	$18.0 MM	$20.0 MM	$35.0 MM	> $35.0 MM

Michael J. Caliel	$0.00	$305,000	$610,000	$1,220,000	$1,220,000
Raymond K. Guba	$0.00	$148,125	$296,250	$592,500	$592,500
Thomas E. Vossman	$0.00	$170,000	$340,000	$680,000	$680,000
Richard A. Nix	$0.00	$182,000	$364,000	$728,000	$728,000
Robert B. Callahan	$0.00	$57,500	$115,000	$230,000	$230,000

(1)	Net of incentives paid to all participants.

(2)	James A. Robertson ceased serving as Group Vice President on September 17, 2009 and terminated his employment on November 15, 2009.

At the Committee’s discretion, the final awards are subject to adjustment downward or upward in amounts not to exceed 50 percent of the award based upon the individual’s performance considerations. The performance review of Mr. Caliel is based upon the attainment of individual goals and objectives established for Mr. Caliel as discussed below. The other NEOs will be reviewed based upon their performance in assisting Mr. Caliel in his efforts. The Committee has the sole discretion to increase or decrease the annual incentive award made to the CEO. The Committee has the right, in its sole discretion, to reduce or eliminate the amount otherwise payable based upon individual performance or any other factors the Committee deems appropriate.

Fiscal Year 2010 Goals and Objectives

On December 8, 2009, the CEO recommended and the Committee approved the following goals and objectives to be used by the Committee when (i) determining the discretionary element of the fiscal year 2010 annual incentive awards discussed above and (ii) setting annual base salaries for fiscal 2011. These goals and objectives were established based on four primary factors:

•	Financial Performance.

—	Financial performance measures based on consolidated annual operating income and earnings per share.

—	Financial incentives for Messrs. Caliel, Guba, Vossman, Nix and Callahan and other corporate executive management are tied to our consolidated performance. Incentives for other executive officers, managers and operating division personnel are tied to both their respective operating company and organizational unit results.

—	Strengthen the Company’s balance sheet.

•	Safety Performance.

—	Safety Performance Targets are based on the Company’s Total Recordable Incident Rate (TRIR) for the fiscal year.

•	The Safety Performance Target for Messrs. Caliel, Guba, Vossman, Nix and Callahan and other corporate executive management is tied to the Company’s consolidated TRIR. Safety Performance Targets for other executive officers, managers and operating division personnel are tied to the TRIR of both their respective operating company and organizational unit.

—	Maintain and enhance the Company’s safety culture.

•	Strategy and Growth Execution.

—	Strategy and growth execution will be measured against how well we positioned ourselves for growth and diversification, including the following:

•	New market and segment growth

•	Business development/backlog growth

•	Improved operational controls, project execution and cost optimization

•	Business/Personal Objectives.

—	Other performance criteria in the form of personal objectives were established for each executive officer in line with the Company’s fiscal year 2010 plan, including the following:

•	Setting the tone at the top for achieving highest level of ethical conduct

•	Improved financial control environment

•	Leadership/successor development

Long-Term Incentives

On November 12, 2007, a Long Term Incentive Plan (“LTIP”) was established for certain Company officers and the officers of certain of its subsidiaries to foster and promote the long term financial success of the Company and increase stockholder value by (a) strengthening the Company’s ability to develop, maintain and retain effective senior management; (b) motivating superior performance by means of long term performance related incentives linked to business performance; (c) encouraging and providing for ownership interests in the Company by its senior management; (d) attracting and retaining qualified senior management personnel by providing incentive compensation opportunities competitive with comparable companies; and (e) enabling senior management to participate in the long term financial growth and financial success of the Company. The first performance period under the LTIP commenced on October 1, 2007 and ended on September 30, 2009. The second performance period commenced on October 1, 2008 and will end on September 30, 2010. New performance periods commence on October 1st of each successive fiscal year. The Committee may, in its sole discretion, establish the duration of the performance period, provided such period may not be less than one year.

Each year the Committee intends to establish in writing the performance goals for the next performance period, which may include any of the following performance criteria (either alone or in any combination) as the Committee may determine: return on net assets, sales, net asset turnover, cash flow, cash flow from operations, operating profit, net operating profit, income from operations, operating margin, net income margin, net income, return on total assets, return on gross assets, return on total capital, earnings per share, working capital turnover, economic value added, stockholder value added, enterprise value, receivables growth, earnings to fixed charges ratios, safety performance, customer satisfaction, customer service, or developing and/or implementing action plans or strategies. The foregoing criteria shall have any reasonable definitions that the Committee may specify at the time such criteria are adopted. Any such performance criterion or combination of such criteria may apply to a participant’s award opportunity in its entirety, or to any designated portion or portions of the award opportunity, as the Committee may specify.

Each executive that participates in the LTIP is entitled to an award each year in which a grant is made based on a percentage of his or her annualized base salary in effect on the first day of the performance period. Up to one half of the award is payable as a retention component in the form of restricted Common Stock, which cliff vests three years from the grant date. The remaining one-half of the award is in the form of phantom stock units or a cash bonus which vesting is based on the achievement of a predetermined performance goal(s) over a prescribed performance period. Upon vesting, phantom stock units are convertible into restricted Common Stock or the right to receive cash, as determined by the Committee at the time of grant. Restricted Common Stock issued on conversion of phantom stock units vests one year following the end of the performance period. Cash remitted on conversion of phantom stock units is payable to the participants one year following the end of the performance period. All shares of restricted Common Stock and phantom stock units granted hereunder are pursuant to the Company’s 2006 Equity Incentive Plan, as amended and restated (the “2006 Equity Plan”). Upon vesting and delivery of restricted Common Stock or cash, the awardees are taxed at applicable income tax rates and the Company receives a corresponding tax deduction. LTIP awards have not been granted in fiscal year 2010.

The 2008 — 2009 LTIP Grant

Pursuant to the terms of the LTIP, on November 12, 2007, the Committee granted Messrs. Caliel, Guba, Nix, Callahan and Robertson 18,500, 11,100, 7,400, 5,300 and 8,100 shares of restricted Common Stock, respectively, as the retention component of that years’ award, which vest on September 30, 2010. The number of shares granted to Messrs. Caliel, Guba, Nix, Callahan and Robertson were determined by dividing the average closing price of the Company’s Common Stock over the 20 trading days from October 15, 2007 to November 9, 2007, inclusive, into 87.5 percent, 75 percent, 50 percent, 62.5 percent and 50 percent of the participants’ annualized base salary, respectively, rounded up to the nearest 100 shares. Mr. Vossman was not employed by the Company at that time. The Committee also granted Messrs. Caliel, Guba, Nix, Callahan and Robertson 18,500 11,100, 7,400, 5,300 and 8,100 shares of phantom stock units, respectively. The calculation of the phantom stock unit awards was based the same percentages of annualized base salary as set forth above. The phantom stock units were convertible into restricted Common Stock, conditioned on attainment by the Company of earnings per share of $2.30 over the two year performance period from October 1, 2007 through September 30, 2009. The Company failed to meet the performance goal for this award, thereby resulting in the cancellation of the phantom stock units granted on November 12, 2007.

The 2009 — 2010 LTIP Grant

On December 10, 2008, the Committee granted Messrs. Caliel, Guba, Vossman, Nix, Callahan and Robertson 40,800, 22,500, 12,300, 14,400, 11,300 and 12,300 shares of restricted Common Stock, respectively, as the retention component of that years’ award, which vest on September 30, 2011. The number of shares granted to Messrs. Caliel, Guba, Vossman, Nix, Callahan and Robertson were determined by dividing the average closing price of the Company’s Common Stock over the 20 trading days from October 15, 2008 to November 10, 2008, inclusive, into 87.5 percent, 75 percent, 50 percent, 50 percent, 62.5 percent and 50 percent of the participants’ annualized base salary, respectively, rounded up to the nearest 100 shares. In lieu of the granting of phantom stock units, the Committee authorized a cash bonus in the amounts described below, dependent upon the achievement of correlating earnings per shares amounts over the time period from October 1, 2008 through September 30, 2010. Cash bonus awards are adjusted ratably for earnings per share amounts between levels. The calculation of the potential cash bonus awards was based upon the same percentages of annualized base salary as set forth above. The cash bonus will be payable, to the extent earned, on September 30, 2011.

	Fiscal Year 2009-2010 Aggregate Earnings Per Share (EPS)
Executive	< $1.32	$1.32	$1.76	$2.46	> $2.46

Michael Caliel	$0.00	$247,857	$495,714	$991,428	$991,428
Randy Guba	$0.00	$136,838	$273,675	$547,350	$547,350
Tom Vossman	$0.00	$75,155	$150,309	$300,618	$300,618
Richard Nix	$0.00	$87,376	$174,752	$349,504	$349,504
Bob Callahan	$0.00	$68,740	$137,479	$274,958	$274,958
Jim Robertson	$0.00	$75,155	$150,309	$300,618	$300,618

Compensation and Awards made by the Compensation Committee

Set forth below is information regarding compensation earned by or paid or awarded to the following NEO’s during the year ended September 30, 2009: (i) Michael J. Caliel, President and Chief Executive Officer; (ii) Raymond K. Guba, who is our Executive Vice President, Chief Financial and Administrative Officer; (iii) Richard A. Nix, who is our Group Vice President for IES Residential; (iv) Thomas E. Vossman, who is our Group Vice President for IES Commercial and Industrial; (v) Robert B. Callahan who is our Senior Vice President-Human Resources and (vi) James A. Robertson, who during part of fiscal year 2009 was our Group Vice President for IES Industrial. Information relating to Long Term Incentives is described above under “Long-Term Incentives” above.

Chief Executive Officer

Michael J. Caliel is the Company’s President and Chief Executive Officer. On December 10, 2008, the Committee approved a 7.6 percent base salary increase for Mr. Caliel to maintain his base salary at the approximate median of the survey group and to reward his efforts towards eliminating approximately $18 million of SG&A expense and restructuring of the business. Effective January 1, 2009, Mr. Caliel’s base salary was increased to $610,000.

For fiscal year 2008, the Company failed to reach the minimum threshold level of operating income and operating cash flow to qualify Mr. Caliel for an annual incentive award, which would have been paid in fiscal year 2009. However, in consideration of the Company’s year-over-year improvement in achievement of strategic and financial objectives and Mr. Caliel’s leadership roles in eliminating a portion of the Company’s SG&A expense, restructuring of the business and enhancing the leadership team by hiring and retaining key personnel, the Committee authorized a discretionary incentive award for Mr. Caliel equal to 50 percent of his annual target. This resulted in a discretionary award of $283,500 to Mr. Caliel, which was paid in fiscal year 2009.

In light of the Company’s ongoing overall cost reduction program Mr. Caliel did not receive a salary increase for calendar year 2010. In addition, as discussed above, the Company did not reach the minimum level of operating income needed to earn an annual incentive award for fiscal year 2009. Therefore, Mr. Caliel did not receive an annual incentive award for that year.

Chief Financial Officer

Raymond K. Guba is the Company’s Executive Vice President, Chief Financial and Administrative Officer. The role and responsibilities of Mr. Guba were expanded in fiscal year 2009 to include responsibility for the Company’s supply chain, and he was appointed Executive Vice President, Chief Financial and Administrative Officer effective January 1, 2009. At the recommendation of the CEO, on December 10, 2008, the Committee approved an 8.2 percent increase in Mr. Guba’s annual base salary to $395,000 effective January 1, 2009.

For fiscal year 2008, the Company failed to reach the minimum threshold level for operating income and operating cash flow to qualify Mr. Guba for an annual incentive award, which would have been paid in fiscal year 2009. However, in consideration of Mr. Guba’s contribution to the Company’s restructuring and cost reduction efforts and other factors, the Committee authorized a discretionary award of $136,875 to Mr. Guba, which was paid in fiscal year 2009.

In light of the Company’s ongoing cost reduction program noted above, Mr. Guba did not receive a salary increase for calendar year 2010. In addition, as discussed above, the Company did not reach the minimum level of operating income needed to earn an annual incentive award for fiscal year 2009. Therefore, Mr. Guba did not receive an annual incentive award for that year.

Group Vice President — IES Commercial and Industrial

Thomas E. Vossman is the Company’s Group Vice President of IES Commercial and Industrial. At the recommendation of the CEO, on September 17, 2009, the Committee approved a 13.3 percent increase in Mr. Vossman’s annual base salary to $340,000 effective October 1, 2009. The role and responsibilities of Mr. Vossman were expanded in fiscal year 2009 to include responsibility for the Company’s IES Industrial segment effective October 1, 2009. Based upon this additional responsibility and Mr. Vossman’s performance in fiscal year 2009 leading the IES Commercial segment consolidation and restructuring, the Committee approved the salary increase.

Mr. Vossman joined the Company as Group Vice President on November 3, 2008 at an annual base salary of $300,000. As a condition of his employment, the Company agreed to pay Mr. Vossman an annual incentive award for fiscal year 2009 of no less than $150,000. Based on this commitment, the Committee approved an incentive payment to him of $150,000.

Group Vice President — IES Residential

Richard A. Nix is the Company’s Group Vice President of IES Residential. At the recommendation of the CEO, the Committee approved a 4.2% base salary increase to $365,000 for Mr. Nix, effective January 1, 2009. The Committee also approved an annual incentive award of $220,150 for Mr. Nix for his performance and the performance of the IES Residential segment in fiscal year 2008, which was paid in fiscal year 2009.

On December 8, 2009, the Committee approved an annual incentive award of $220,310 for Mr. Nix for his performance and the performance of the IES Residential segment in fiscal year 2009.

In light of the Company’s ongoing cost reduction program, Mr. Nix did not receive a salary increase for calendar year 2010. In addition, as discussed above, the Company did not reach the minimum level of operating income needed to earn an annual incentive award for fiscal year 2009. Therefore, Mr. Nix did not receive an award for the Company’s consolidated group’s portion of his annual incentive award for that year.

Senior Vice President — Human Resources

Robert B. Callahan is the Company’s Senior Vice President — Human Resources. At the recommendation of the CEO, the Committee approved a 4.5% base salary increase to $230,000 for Mr. Callahan effective January 1, 2009. The Committee also approved a discretionary annual incentive award of $44,000 for Mr. Callahan for performance in fiscal year 2008, which was paid in fiscal year 2009. The Human Resources group exceeded its annual financial targets, delivered improved year-over-year results in health care cost containment and implemented a national payroll, benefits and HRIS system.

In light of the Company’s ongoing cost reduction program, Mr. Callahan did not receive a salary increase for calendar year 2010. In addition, as discussed above, the Company did not reach the minimum level of operating income needed to earn an annual incentive award for fiscal year 2009. Therefore, Mr. Callahan did not receive an annual incentive award for that year.

Group Vice President — IES Industrial

James A. Robertson was the Company’s Group Vice President of IES Industrial until September 17, 2009. At the recommendation of the CEO, on December 10, 2008, the Committee approved a 4 percent base salary increase to $312,000 for Mr. Robertson effective January 1, 2009. The Committee also approved an annual incentive award of $175,650 to Mr. Robertson for his fiscal year 2008 performance and achievement of performance levels for the industrial segment, which delivered improved year-over-year financial results and achieved 117% of its annual operating targets in fiscal year 2008. Mr. Robertson also directed the successful restructuring and integration of the IES Industrial segment leading to a significant reduction in SG&A expenses. The annual incentive award for fiscal year 2008 was paid in fiscal year 2009.

As discussed above, the Company did not reach the minimum level of operating income needed to earn an annual incentive award for fiscal year 2009. Therefore, Mr. Robertson did not receive an annual incentive award for that year. Mr. Robertson ceased serving as Group Vice President on September 17, 2009 and terminated his employment on November 15, 2009. Payments made to Mr. Robertson as a result of his termination are discussed in “Severance and Employment Agreements” below.

401(k) and Deferred Compensation Plan

The Company provides all employees the opportunity to participate in a 401(k) plan. Under the 401(k) plan, the Company matches 50% of the first 5% employees contribute on a pre-tax basis. However, in order for the 401(k) plan to comply with nondiscrimination requirements of Section 401(k) of the Internal Revenue Code, in 2008, highly compensated employees (HCEs) are limited to a maximum contribution of 4% of their base annual earnings. However, on February 15, 2009 the Company suspended the employer matching contribution to the 401(k) plan as part of its cost cutting initiatives.

In order to further assist NEOs and certain other HCEs in saving for retirement, the Company provides an elective Deferred Compensation Plan. The plan allows participants to voluntarily defer the receipt of salary (maximum deferral of 75%) and earned annual incentive awards (maximum deferral of 75%).

In October 2007, the Committee amended the IES Deferred Compensation Plan to provide a Company matching component effective for deferrals made beginning January 1, 2008 for selected employees, which includes the NEOs. Each participant who elects to make deferrals of eligible compensation to the Deferred Compensation Plan was eligible to receive a matching contribution equal to 25% of the first 10% of a participant’s annual base salary deferrals into the Plan. Effective February 15, 2009, the Company instituted a temporary suspension of the employer matching contribution to the IES Deferred Compensation Plan as part of its cost cutting initiatives.

Details about NEO participation in the Deferred Compensation Plan and accumulated balances are presented under “Nonqualified Deferred Compensation” below. The NEOs’ accumulated balances disclosed under “Nonqualified Deferred Compensation” represent voluntary deferrals of earned compensation, not matching contributions by the Company.

Other Benefits

The NEOs, along with certain other executives, are provided with a limited number of perquisites and additional benefits that are part of our broad-based total compensation program. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.

During fiscal year 2009, the Company provided the following perquisites to the NEOs, all of which are quantified in the “Summary Compensation Table” and “All Other Compensation” table on pages 26 and 27 respectively.

•	Monthly auto allowance of $1,500 subject to normal payroll taxes.

•	Executive physical examination. The Company believes it benefits from this perquisite by encouraging its executive officers to protect their health.

•	Supplemental Executive Disability coverage for base salary earnings in excess of the $200,000 limit provided under the Company’s short and long term disability plans.

•	Company match under the Company’s non-qualified Deferred Compensation Plan. The Deferred Compensation Plan provides a 25 percent match on the first 10 percent of employee contributions, which vests following three years of service with the Company. As noted above, the Company instituted a temporary suspension of the Company’s matching contribution to the Deferred Compensation Plan on February 15, 2009. No matching contribution will be made to executives for 2009.

•	Supplemental term life insurance equal to five times annual base salary for NEOs and three times annual base salary for certain other senior executives.

The Committee annually reviews the perquisites and additional benefits provided to executive officers as part of their overall review of executive compensation. The Committee has determined the perquisites to be within the appropriate range of competitive compensation practices. Details about the NEO’s perquisites, including the fiscal year 2009 cost to the Company, are shown in the “All Other Compensation” column of the “Summary Compensation Table” and in the accompanying narrative.

Executive Stock Ownership Guidelines

In October 2007, the Board of Directors, upon the Committee’s recommendation, adopted Stock Ownership Guidelines (the “Guidelines”) for NEOs and other executives that participate in the Company Long Term Incentive Plan to ensure that they have a meaningful economic stake in the Company. The Guidelines are designed to satisfy an individual executive’s need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our stockholders of management’s commitment to value creation.

The Committee will annually review each executive’s compensation and stock ownership levels for adherence to the Guidelines and to consider potential modifications of or exceptions to the Guidelines. The Guidelines currently recommend that the following executives have direct ownership of our Common Stock in at least the following amounts:

Officer Position	Multiple of Salary

Chief Executive Officer	3X
All Other NEOs	2X

The Guidelines encourage the executives to comply with the Guidelines no later than five years after either the October 8, 2007 Board approval of the Guidelines or the date appointed to a position subject to the Guidelines, whichever is later. No NEO is currently in compliance with the Guidelines.

For purposes of the Guidelines, stock ownership includes Common Stock beneficially owned (including stock owned by immediate family members) and deferred stock not yet delivered. Performance share grants are not counted for this purpose.

TIMING OF EQUITY GRANTS

Since May 12, 2006, the effective date of the Company’s emergence from bankruptcy, the Committee has only granted stock options pursuant to employment agreements or understandings upon hiring to Messrs. Caliel, Guba, Robertson and Vossman. These options were granted effective with their respective hire dates. All options previously granted were cancelled. No policy relating to ongoing option grants has been established since our emergence from bankruptcy.

Grants of restricted stock were made to key employees upon the Company’s emergence from bankruptcy and have been made to Messrs. Caliel, Guba, Vossman and Robertson as part of their employment agreements. In addition, Directors Beynon, Hall, Luke and Welsh received one time grants of restricted stock on June 21, 2006. In November 2007 and December 2008, grants of restricted stock were made to Messrs. Caliel, Guba, Vossman (2008 only), Nix, Callahan and Robertson and other selected Company officers pursuant to the Long Term Incentive Plan, which is anticipated to be an annual program with grants to be made during the first fiscal quarter of each year or shortly thereafter.

TAX CONSIDERATIONS

Deductibility Cap on Executive Compensation

Under the U.S. federal income tax law, the Company cannot take a tax deduction for certain compensation paid in excess of $1 million to our executive officers. The Committee considers tax implications to the Company as one of many factors in its compensation decisions and attempts to structure compensation and awards to preserve tax deductibility. The Committee may choose, however, to provide compensation that may not be deductible if it believes such payments are necessary to achieve our compensation objectives and to protect stockholder interests.

Golden Parachute Taxes

Under certain circumstances payments received by our executive officers as a result of a Change in Control may be subject to excise taxes and may not be fully deductible. The Committee considered the possible effects of these taxes in negotiating employment agreements with the executive officers. For additional information, please see “Severance and Employment Agreements” below.

Section 409A

During fiscal year 2009, the Committee continued to monitor the regulatory developments under Internal Revenue Code Section 409A, which was enacted as part of the American Jobs Creation Act of 2004. Section 409A imposes additional limitations on non-qualified deferred compensation plans in order to insure their full compliance with the Act prior to December 31, 2008, the expiration of the transition period. The Company believes all of its benefit plans substantially conform to the requirements of Section 409A.

PAYMENTS UPON A CHANGE IN CONTROL

For information concerning payments upon the termination of the NEOs, including upon certain triggering events, please see “Severance and Employment Agreements” below.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The Committee believes that the executive compensation and policies provide the necessary incentives to properly align executive performance and the interests of the stockholders.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Human Resources and Compensation Committee

Donald L. Luke, Chairman
Charles H. Beynon
Michael J. Hall

The following table displays the total compensation earned by the NEOs in fiscal years 2007, 2008 and 2009. The amounts shown in the stock and option awards columns in the table below reflect the expense reported for grants made in fiscal year 2009 and for grants made in fiscal years 2008 and 2007 which have been previously reported.

SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)(2)	($)(1)	($)(3)	($)(4)	($)

Michael J. Caliel(5)	2009	599,250	—	344,352	—	—	39,762	983,364
President & Chief	2008	550,250	283,500	369,630	—	—	35,143	1,238,523
Executive Officer	2007	500,000	350,000	494,667	321,667	400,000	29,507	2,095,841
Raymond K. Guba(6)	2009	387,500	—	189,900	—	—	45,771	623,171
SVP & Chief Financial	2008	361,250	136,875	221,778	—	—	43,162	763,065
Officer	2007	168,270	50,000	63,164	72,285	67,308	9,000	430,027
Thomas E. Vossman(7)	2009	275,000	50,000	103,812	64,203	150,000	27,954	670,789
Group Vice President
Richard A. Nix(8)	2009	360,500	—	121,536	—	220,310	23,119	725,465
Group Vice President	2008	350,000	—	147,852	—	220,150	18,000	736,002
	2007	300,537	—	—	—	345,282	—	645,819
Robert B. Callahan(9)	2009	227,500	—	95,372	—	—	35,714	358,586
Senior Vice President,	2008	215,000	44,000	105,894	—	—	21,864	386,758
Human Resources	2007	193,800	—	—	—	80,000	21,497	295,297
James A. Robertson(10)	2009	309,000	—	103,812	—	—	43,731	456,543
Group Vice President	2008	225,000	—	159,840	111,887	175,650	19,625	692,002

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2009, in accordance with SFAS 123R for awards pursuant to the Company’s 2006 Equity Plan and may include amounts from awards granted in and prior to fiscal year 2009. Assumptions used in the calculation of these programs are included in footnote 12 of the Company’s audited financial statements for the fiscal year ended September 30, 2009 included in the Company’s Annual Report on Form 10-K filed with the SEC on December 14, 2009. Assumptions used in the calculation of these programs related to grants awarded prior to fiscal year 2009 are included in footnote 2 of the Company’s audited financial statements for the fiscal year ended September 30, 2008 included in the Company’s Annual Report on Form 10-K filed with the SEC on December 15, 2008 and footnote 5 of the Company’s audited financial statements for the fiscal year ended September 30, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on December 13, 2007. Award amounts shown in the Table reflect compensation expense reported in the Company’s income statement.

(2)	The amounts reflected do not include long term compensation awards tied to performance based conditions until such awards mature or vest. However, long term incentive compensation awards tied to performance based conditions is reported in the Grant of Plan Based Awards table below during the year in which such grants are made to the NEOs.

(3)	All fiscal year 2009 compensation reported under Non-Equity Incentive Plan Compensation earnings was paid in fiscal year 2010 but related to annual incentive awards paid to NEOs for work performed in fiscal year 2009.

(4)	All “Other Compensation” for fiscal year 2009 is detailed in “All Other Compensation” table below.

(5)	Mr. Caliel received a Long Term Incentive Plan grant on December 10, 2008 of 40,800 shares of restricted Common Stock and a performance based cash award of $495,417 (total grant value of $840,066). On July 12, 2006, he received 25,000 shares of restricted Common Stock and 100,000 stock options per his employment agreement, of which one-third of these units vested on July 12, 2009 (third and final vesting period).

(6)	Mr. Guba received a Long Term Incentive Plan grant on December 10, 2008 of 22,500 shares of restricted Common Stock and a performance based cash award of $273,675 (total grant value of $463,575). On April 10, 2007, he received 20,000 shares of restricted Common Stock and 30,000 stock options per his employment agreement, of which one-third of these units vested on April 10, 2009 (second vesting period).

(7)	Mr. Vossman received a Long Term Incentive Plan grant on December 10, 2008 of 12,300 shares of restricted Common Stock and a performance based cash award of $150,309 (total grant value of $254,121). On November 3, 2008, he received a signing bonus of $50,000 plus 7,500 shares of restricted Common Stock and 7,500 stock options per his employment agreement, 100% of which vested on January 31, 2009.

(8)	Mr. Nix received a Long Term Incentive Plan grant on December 10, 2008 of 40,800 shares of restricted Common Stock and a performance based cash award of $174,752 (total grant value of $296,288).

(9)	Mr. Callahan received a Long Term Incentive Plan grant on December 10, 2008 of 11,300 shares of restricted Common Stock and a performance based cash award of $137,479 (total grant value of $232,851). On May 12, 2006, he received 18,000 shares of restricted Common Stock, of which one-third of these shares vested on December 31, 2008 (third and final vesting period).

(10)	Mr. Robertson received a Long Term Incentive Plan grant of 40,800 shares of restricted Common Stock and a performance based cash award of $150,309 (total grant value of $254,121). On December 31, 2007, he received 7,500 shares of restricted Common Stock and 11,000 stock options per his employment agreement, of which one-third of these units vested on December 31, 2008 (first vesting period).

ALL OTHER COMPENSATION

The table below details the compensation information found in the Summary Compensation Table under the “All Other Compensation” column.

			Supplemental			Deferred
		Supplemental	Executive	Executive	401(K)	Compensation
	Auto	Executive	Life	Wellness	Company	Company
	Allowance	Disability	Insurance	Physical	Match	Match	Other	Total
Name and Principal Position	($)	($)(1)	($)(1)	($)(1)	($)	($)	($)	($)

Michael J. Caliel	18,000	9,346	10,042	—	2,374	—	—	39,762
Raymond K. Guba	18,000	6,636	10,195	1,217	6,508	3,215	—	45,771
Thomas E. Vossman	16,500	2,997	8,457	—	—	—	—	27,954
Richard A. Nix	18,000	5,119	—	—	—	—	—	23,119
Robert B. Callahan	18,000	1,193	6,271	—	4,750	5,500	—	35,714
James A. Robertson	18,000	4,392	10,676	—	3,163	7,500	—	43,731

(1)	Amounts reflect value of premium payments plus tax gross-up.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2009

The following table sets forth specific information with respect to each equity grant made to an NEO under a Company plan in fiscal year 2009.

						All Other	All Other		Grant Date
						Stock	Option		Fair
			Estimated Future Payouts Under			Awards:	Awards:	Exercise or	Value of
			Non-Equity Incentive Plan			Number of	Number of	Base Price	Stock and
			Awards(1)			Shares of	Securities	of Option	Option
	Grant	Approval	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Date	Date	($)(2)	($)(2)	($)(2)	Units (#)	Options (#)	($/Share)	($)

Michael J. Caliel	12/10/2008	12/10/2008	247,857	495,714	991,428
	12/10/2008	12/10/2008				40,800			344,352
Raymond K. Guba	12/10/2008	12/10/2008	194,196	389,382	779,764
	12/10/2008	12/10/2008				22,500			189,900
Thomas E. Vossman	11/03/2008	11/03/2008				7,500			62,025
	12/10/2008	12/10/2008	75,155	150,309	300,618
	12/10/2008	12/10/2008				12,300			103,812
Richard A. Nix	12/10/2008	12/10/2008	129,444	259,888	519,776
	12/10/2008	12/10/2008				14,400			121,536
Robert B. Callahan	12/10/2008	12/10/2008	68,740	137,479	274,958
	12/10/2008	12/10/2008				11,300			95,372
James A. Robertson	12/10/2008	12/10/2008	75,155	150,309	300,618
	12/10/2008	12/10/2008				12,300			103,812

(1)	Non-equity incentive awards were granted pursuant to the Company’s Long Term Incentive Plan. Refer to page 20 for discussion of this plan.

(2)	Value of performance based cash awards at threshold, target and maximum goal attainment.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

The following table sets forth specific information with respect to unexercised options, unvested stock and equity incentive plan awards outstanding as of September 30, 2009 for each NEO.

	Option Awards				Stock Awards
					Number	Market
					of	Value of
					Shares	Shares or
					or Units	Units of
					of Stock	Stock
	Number of Securities		Option		That	That
	Underlying Unexercised		Exercise	Option	Have Not	Have not
	Options (#)		Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)(1)

Michael Caliel	100,000	—	17.36	07/12/2016	77,800	626,290
Raymond Guba	20,000	10,000	25.08	04/10/2017	51,366	413,496
Thomas E. Vossman	7,500	—	12.31	11/03/2018	12,300	99,015
Richard A. Nix	—	—	—	—	29,200	235,060
Robert B. Callahan	—	—	—	—	21,900	176,295
James A. Robertson	3,667	7,333	18.79	12/31/2018	33,300	268,065

(1)	Based on closing price of stock of $8.05 per share on September 30, 2009.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2009

The following table sets forth, on an aggregate basis, specific information with respect to each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, for each NEO during fiscal year 2009.

	Stock Awards
	Number of Shares	Value
	Acquired on Vesting	Realized on Vesting
Name	(#)	($)

Michael Caliel	8,333	56,664
Raymond Guba	6,667	70,537
Thomas E. Vossman	7,500	62,025
Richard A. Nix	—	—
Robert B. Callahan	6,000	52,560
James A. Robertson	2,500	21,900

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

Michael Caliel	—	—	—	—	—
Raymond Guba	61,439	3,215	32,625	—	113,720
Thomas E. Vossman	—	—	—	—	—
Richard A. Nix	—	—	—	—	—
Robert B. Callahan	34,400	5,500	(8,904)	—	76,735
James A. Robertson	131,730	7,500	69,548	—	208,778

In order to further assist NEOs and certain other executives in saving for retirement, IES provides an Elective Deferral Plan. This Plan allows executives to voluntarily defer the receipt of salary (maximum deferral of 75%) and earned annual incentive awards (maximum deferral of 75%).

The Plan allows for distributions to commence after retirement or after a specific future year, even if the specific future year is later or earlier than the retirement date. Distributions may be paid either in a lump sum or in equal annual installments up to 10 years based on the employee’s initial election as to the time and form of payment. If installments were elected, the unpaid balance will continue to accumulate gains and losses based on the employee’s investment selections. Investment options mirror the 401(k) Retirement Savings Plan. Investment choices are self directed and may be changed at any time by the participant.

On October 9, 2007, the Committee amended the Deferred Compensation Plan to provide a Company matching component effective for deferrals made beginning January 1, 2008 to selected employees, including NEOs. Each participant who elects to make deferrals of eligible compensation to the Elective Deferral Plan will receive a matching contribution equal to 25% of the first 10% of a participant’s base salary deferrals into the Plan. Effective February 15, 2009, the Company instituted a temporary suspension of the matching contributions as part of its cost cutting initiatives.

SEVERANCE AND EMPLOYMENT AGREEMENTS

Introduction

The Company has entered into employment agreements with the executive officers, including the NEOs, and the Committee annually reviews the agreements to determine their continuing need as well as the amount and nature of compensation potentially payable in the event a change in control or in the event that other provisions are triggered.

Each agreement was the product of extensive negotiation between the executive and the Company and, therefore, reflects not only a view of the Company’s then current and prospective financial position but also the perceptions of the executive.

When executive positions become available, we search for potential replacements not only within the Company but also in the marketplace, with the assistance of placement firms. Since prospective candidates from outside the Company are often already employed, they must be recruited and the total compensation offered must satisfy the need to incentivize and reward the individual. Additionally, we find that, in light of variable economic conditions, prospective executives are often also looking for an element of security, which will ensure a source of income in the event that their employment is terminated without Cause (as defined in each agreement).

The risk of unemployment is heightened in the event of a Change of Control (as defined in each agreement) of the Company, since the limited number of executive positions often results in terminations due to non-cost effective duplication. Thus, in order for the Company to recruit the best possible executives, the Company seeks to negotiate employment agreements that provide for the mutual benefit of the Company and the executive. Income, under the agreements, is comprised of the same elements of compensation as the Company’s ongoing compensation program discussed above, which includes base salary, short term and long term incentives, benefits and, in certain circumstances, perks such as car allowances. Additionally, because the Company’s existing employment agreements with current executives are publicly available, the terms of such agreements are often used by both the Company and the perspective executive during the negotiation process. Alternatively, executives that are promoted from within the Company are often already party to employment agreements with the Company and, as a result, may encounter more resistance to modification and renegotiation of their agreements. The agreements that we have entered into with our NEOs are described in more detail below.

Each agreement essentially entitles the individual to receive payments ranging from one times annual base pay, if he were to terminate employment under specified circumstances, and in the case of Messrs. Caliel, Guba, Vossman and Callahan up to two or three times annual base pay plus bonus if the termination takes place following a change in control and, under certain instances, in the event of involuntary termination. In addition, continuation of employee benefits is afforded and even if the agreement does not specifically require, the Company’s Equity Plan accelerates vesting of outstanding equity awards in the event of a change in control. Many of the terms in the agreements have different meanings depending upon when the agreement was entered into and these differences are described below.

The following information provides more detail concerning the specific terms and conditions of the agreements and describes the approximate value of the payments which may result if the executive were to terminate employment. The actual amounts to be paid can only be determined at the time of such executives’ separation from the Company. Thus, as disclosed herein, the amount of compensation payable assumes that such terminations were effective as of September 30, 2009 and, thus, includes amounts earned through such time and are estimates of the amounts which would be paid out. However, in the case of Mr. Robertson, the amount of compensation payable is provided as of November 15, 2009, the effective date of his termination.

No payments are due under any of the agreements in the event the executive voluntarily terminates employment without Good Reason (as defined in each agreement).

Michael J. Caliel

On June 26, 2006, the Company entered into an employment agreement with Mr. Caliel. Pursuant to the agreement, Mr. Caliel commenced employment with the Company on July 12, 2006 (the “Effective Date”). The agreement has no definitive employment term and may be terminated at any time, upon written notice to the other party for any reason, at the option either of the Company or Mr. Caliel. Pursuant to the agreement, Mr. Caliel will serve as the President and Chief Executive Officer of the Company and will also serve as a member of the Board of Directors of the Company during the employment term.

The agreement provides for (i) an annual base salary of $500,000 per year (which may be increased in the sole discretion of the Committee), (ii) an annual bonus with a target annual bonus opportunity of 100% of annual base salary. For fiscal year 2006, however, there was no annual bonus payable and for fiscal year 2007, the annual bonus shall be comprised of (a) $250,000 and (b) an annual bonus opportunity of 50% of annual base salary, and (iii) a retention bonus if Mr. Caliel is actively employed with the Company on September 28, 2007 of (a) a lump sum of $350,000 and (b) a grant of Company common shares under the Equity Plan with a Fair Market Value (as defined under the Equity Plan) on such date of $350,000. If after receiving the retention bonus, Mr. Caliel’s employment is terminated by the Company for Cause (as defined in the agreement) or if Mr. Caliel resigns without Good Reason (as defined in the agreement) on or prior to the two-year anniversary of the Effective Date, Mr. Caliel shall pay to the Company, within thirty (30) days of such termination, a lump sum of $350,000. Mr. Caliel was actively employed by the Company on September 28, 2007 and received a lump sum of $350,000 and 13,666 shares of Company Common Stock.

On the Effective Date, Mr. Caliel received grants of (i) 25,000 restricted Company common shares under the Equity Plan which shall vest 1/3 on each of the first, second, and third anniversaries of the Effective Date and (ii) a nonqualified option to purchase 100,000 shares of Company Common Stock under the Equity Plan, which shall be governed by the Equity Plan and their respective award agreements to be executed on the Effective Date.

Mr. Caliel shall be eligible to participate in the Company’s employee benefit plans as in effect from time to time, on the same basis as such employee benefit plans are generally made available to other senior executives of the Company and shall be entitled to an automobile allowance of $1,500 per month.

If Mr. Caliel terminates for Good Reason as defined in his agreement or if he is terminated by the Company without Cause, he is entitled to receive (i) continued payment of base salary then in effect for 12 months immediately following the date of such termination, (ii) the greater of (x) a pro rata portion of his annual bonus opportunity for the fiscal year in which such termination occurs or (y) the most recent annual bonus awarded to him, (iii) Company paid COBRA coverage, continuation of automobile allowance and outplacement services, each for twelve (12) months immediately following the dates of such termination or until Mr. Caliel obtains comparable employment, whichever is shorter (iv) acceleration of vesting for all unvested equity awards of the Company under the Equity Plan and (v) if such termination was prior to September 28, 2007, a pro rata portion of the retention bonus (the “Severance Payments”).

If Mr. Caliel terminates his employment in connection with a Change in Control with such termination to occur on or before the Change in Control and within two years of the Effective Date, he shall receive the Severance Payments. If Mr. Caliel terminates for Good Reason or if he is terminated by the Company without Cause within twelve months following a Change in Control, he shall receive the Severance Payments, except that his salary shall continue for 24 months, two times his most recent annual bonus will be paid and the full retention bonuses shall be paid if the termination is prior to September 28, 2007.

Mr. Caliel is subject to non-compete and non-solicitation restrictive covenants during the employment term and for a period of one year (or two years if terminated by the Company with Cause or if Mr. Caliel resigns without Good Reason) following the termination of his employment. Mr. Caliel is also subject to restrictive covenants prohibiting disclosure of confidential information and intellectual property of the Company.

The following table sets forth the estimated payments and benefits that would be provided to Mr. Caliel if his employment had been terminated on September 30, 2009, by

•	the Company without cause or by Mr. Caliel for Good Reason following a Change in Control;

•	Mr. Caliel’s for Good Reason or by the Company without Cause or if within two years following his hire date a Change in Control occurs and he terminates his employment; or

•	Mr. Caliel’s death or disability

	Change in Control	Termination
	Without Cause or	Without Cause or
	Good Reason	Good Reason	Death or Disability
Name	($)	($)	($)

Michael J. Caliel, President & CEO
Bonus for year of Separation	1,220,000	610,000	610,000
Cash Severance	1,220,000	610,000	-0-
Unvested and Accelerated Stock Options(1)	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(2)	626,290	626,290	626,290
Tax Reimbursement	-0-	-0-	-0-
Auto Allowance	18,000	18,000	-0-
Executive Outplacement Assistance	25,000	25,000	-0-
Health Care Benefits(3)	15,450	15,450	15,450

Total	3,124,740	1,904,740	1,251,740

(1)	Reflects the value of the spread between the exercise price of vested stock options and the closing price of Common Stock on September 30, 2009 of $8.05. Mr. Caliel has 100,000 vested stock options with an exercise price of $17.36 per share.

(2)	Reflects the value of unvested shares of restricted stock and performance units which convert to restricted stock and held by Mr. Caliel on September 30, 2009. Mr. Caliel has 77,800 unvested shares of combined restricted stock and performance units.

(3)	Reflects cost to provide health care continuation benefits to executive under COBRA (annual cost of $15,450) on a tax neutral basis to executive.

Raymond Guba

On April 10, 2007, the Company entered into an employment agreement with Mr. Guba, pursuant to which he commenced employment with the Company on April 10, 2007. The agreement has no definitive employment term and may be terminated at any time, upon written notice to the other party for any reason, at the option of the Company or Mr. Guba. Pursuant to the agreement Mr. Guba serves as a Senior Vice President, Chief Financial Officer and Chief Accounting Officer of the Company.

The agreement provides for (i) an annual base salary of $350,000 per year (which may be increased in the sole discretion of the Committee) (ii) an annual bonus with a target opportunity of 50 percent of annual base salary and (iii) a signing bonus of $50,000. Upon the date of his hire Mr. Guba received a grant of 20,000 restricted shares of the Company’s Common Stock and an option to purchase 30,000 shares of the Company’s Common Stock under the Equity Plan, with both grants vesting one-third on each of the first second and third anniversaries of his hire date. The terms of the restricted shares are governed by the Equity Plan and the award agreement.

If Mr. Guba terminates for Good Reason (as defined in the agreement) or if he is terminated by the Company without Cause (as defined in the agreement) or if within two years following his hire date a Change in Control (as defined in the agreement) occurs and Mr. Guba terminates his employment on such Change in Control, he is entitled to receive (i) continued payment of base salary then in effect for twelve months following the date of such termination, (ii) the greater of (a) a pro rata portion of his annual bonus opportunity for the fiscal year in which such termination occurs and (b) the most recent annual bonus awarded to him, (iii) Company paid COBRA coverage, an automobile allowance of $1,500 per month and outplacement services for twelve months immediately following the date of such termination or until Mr. Guba obtains comparable employment, whichever is shorter and (iv) acceleration of vesting for all unvested equity awards of the Company under the Equity Plan.

If Mr. Guba terminates for Good Reason or if he is terminated by the Company without Cause within twelve months following a Change in Control, he is entitled to receive (i) continued payment of base salary then in effect for twenty four months immediately following such termination, (ii) two times the most recent annual bonus awarded him, (iii) Company paid COBRA coverage, an automobile allowance of $1,500 per month and outplacement services for twelve months immediately following the date of such termination or until he obtains comparable employment, whichever is shorter, and (iv) acceleration of vesting for all unvested equity awards of the Company under the Equity Plan.

Mr. Guba is subject to non-compete and non-solicit restrictive covenants during the employment term and for a period of one year (or two years if terminated by the Company for Cause or if he resigns without Good Reason) following the termination of his employment. Mr. Guba is also subject to restrictive covenants prohibiting disclosure of confidential information and intellectual property of the Company.

The following table sets forth the estimated payments and benefits that would be provided to Mr. Guba if his employment had been terminated on September 30, 2009, by

•	the Company within six months following a Change in Control without cause or by Mr. Guba for Good Reason;

•	the Company without Cause or by Mr. Guba for Good Reason; or

•	his death or disability

	Change in Control	Termination
	Without Cause or	Without Cause or
	Good Reason	Good Reason	Death or Disability
Name	($)	($)	($)

Raymond K. Guba, SVP, Chief Financial Officer
Bonus for year of Separation	592,500	296,250	296,250
Cash Severance	790,000	395,000	-0-
Unvested and Accelerated Stock Options(1)	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(2)	413,496	413,496	413,496
Tax Reimbursement	-0-	-0-	-0-
Auto Allowance	18,000	18,000	-0-
Executive Outplacement Assistance	25,000	25,000	-0-
Health Care Benefits(3)	15,450	15,450	15,450

Total	1,854,446	1,163,196	725,196

(1)	Reflects the value of the spread between the exercise price of unvested stock options and the closing price of Common Stock on September 28, 2009 of $8.05. Mr. Guba has 10,000 unvested stock options with an exercise price of $25.08 per share.

(2)	Reflects the value of unvested shares of restricted stock and performance units which convert to restricted stock and held by Mr. Guba on September 30, 2009. Mr. Guba has 51,366 unvested shares of combined restricted stock and performance units.

(3)	Reflects cost to provide health care continuation benefits to executive under COBRA (annual cost of $15,450) on a tax neutral basis to executive.

Thomas E. Vossman

On November 3, 2008, the Company entered into an employment agreement with Mr. Vossman. The agreement has no definitive employment term and may be terminated at any time, upon written notice to the other party.

The agreement provides for (i) an annual base salary of $300,000 (which may be increased at the discretion of the Committee), (ii) an annual bonus with a target annual bonus opportunity of not less than 100% of annual base salary, but prorated for Mr. Vossman’s actual period of service during his initial year of employment, (iii) the opportunity to earn a long term incentive bonus under the terms and conditions of the Company’s Long Term Incentive Plan, (iv) participation in benefit plans that are generally available to senior executives of the Company, (v) four weeks annual vacation leave, which was also prorated for his initial year of employment, (vi) an automobile allowance of $1,500 per month, and (vii) reimbursement of reasonable business expenses.

If Mr. Vossman’s employment is terminated by the Company for Cause (as defined in his agreement) or he resigns without Good Reason (as defined in his agreement), he is entitled to receive his base salary through the date of termination. He is also entitled to reimbursement for unreimbursed business expenses and any benefits for which he is entitled under executive benefit plans. The above amounts are referred to as “Accrued Rights.”

In the event of Mr. Vossman’s disability or death he or his estate is entitled to receive the Accrued Rights, any earned but unpaid annual bonus plus a prorated amount based on a percentage of the greater of (a) the annual bonus opportunity for the fiscal year in which such death or disability occurs or (b) the annual bonus, if any, paid to him for the immediately preceding fiscal year. The prorated bonus amount shall be determined based on the percentage of the fiscal year that shall have elapsed through the date of his death or disability.

If Mr. Vossman terminates his employment for Good Reason or if the Company terminates him without Cause he is entitled to receive the (i) Accrued Rights, (ii) continued payment of base salary for twelve months, (iii) in a lump sum, any earned, but unpaid annual bonus plus an amount equal to the greater of the pro rata portion (based on the percentage of the fiscal year that shall have elapsed through the date of his termination of employment of (a) the annual bonus opportunity for the fiscal year in which termination occurs or (b) the annual bonus, if any, paid to him for the immediately preceding fiscal year, provided that the aggregate amount shall be reduced by the present value of any other cash severance or termination benefits payable to him under any other plan, program or arrangement of the Company or its affiliates, unless specifically provided otherwise by the Committee or the Board, in such plan, program or arrangement, (iv) an amount, paid monthly, equal to 150% of the applicable monthly COBRA premium under the Company’s group health plan for twelve months from his termination date or until he obtains comparable employment, whichever is shorter, (v) continuation of the monthly automobile allowance of $1,500 from his termination date until he obtains comparable employment, whichever is shorter, and (vi) outplacement services for twelve months from his termination date or until be obtains comparable employment, whichever is shorter. Upon consummation of a Change in Control (as defined in his agreement) during the term of his employment all unvested awards under the Long Term Incentive Plan shall vest in full.

If Mr. Vossman is terminated by the Company without Cause or he resigns for Good Reason within twelve months following a Change in Control, he shall be entitled to receive (i) the Accrued Rights, (ii) continued payment of his base salary for twenty four months immediately following the date of termination, (iii) two times the most recent annual bonus awarded to him, provided these payments shall be reduced by the present value of any other cash severance or termination benefits payable to him under any other plans, programs or arrangements of the Company or its affiliates unless specifically provided otherwise by the Committee or the Board in such plan, program or arrangement, (iv) an amount paid monthly equal to 150% of the applicable COBRA premium under the Company’s group health plan for twelve months or until he obtains comparable employment, whichever is shorter, (v) outplacement services for twelve months immediately following the date of such termination or until he obtains comparable employment, whichever is shorter, and (vi) continuation of the monthly automobile allowance of $1,500 for twelve months or until ne obtains comparable employment

Mr. Vossman is subject to restrictive covenants prohibiting disclosure of confidential information (whether during the term of the agreement or after). He is also prohibited directly or indirectly from soliciting Company customers, encouraging a disruption in the Company’s relationship with such customers and soliciting other Company executives to leave the Company or accept employment with him.

In the event it is determined that Mr. Vossman would be subject to the provisions of Section 409A of the Internal Revenue Code, which impose additional taxes upon payments he would receive unless they are deferred for six months following his termination, such payments will be deferred so as to avoid such tax.

	Change in Control	Termination
	Without Cause or	Without Cause or
	Good Reason	Good Reason	Death or Disability
Name	($)	($)	($)

Thomas E. Vossman, Group Vice President
Bonus for year of Separation	680,000	340,000	340,000
Cash Severance	680,000	340.000	-0-
Unvested and Accelerated Stock Options(1)	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(3)	99,015	99,015	99,015
Tax Reimbursement	-0-	-0-	-0-
Auto Allowance	18,000	18,000	-0-
Executive Outplacement Assistance	25,000	25,000	-0-
Health Care Benefits(3)	15,450	15,450	15.450

Total	1,517,465	837,465	454,465

(1)	Reflects the value of the spread between the exercise price of vested stock options and the closing price of Common Stock on September 30, 2009 of $8.05. Mr. Vossman has 7,500 vested stock options with an exercise price of $25.08 per share.

(2)	Reflects the value of unvested shares of restricted stock and performance units which convert to restricted stock and held by Mr. Vossman on September 30, 2009. Mr. Vossman has 12,300 unvested shares of combined restricted stock and performance units.

(3)	Reflects cost to provide health care continuation benefits to executive under COBRA (annual cost of $15,450) on a tax neutral basis to executive.

Richard A. Nix

On December 14, 2006, Mr. Nix entered into an employment agreement with Houston-Stafford Electrical Contractors, L.P., a wholly owned subsidiary of the Company, which is now known as IES Residential, Inc. (“IES Residential”), whereby IES Residential agreed to employ Mr. Nix as its president. The agreement has no definite term and the employment relationship may be terminated at any time, upon written notice to the other party for any reason, at the option of either IES Residential or Mr. Nix.

The agreement provides for the payment to Mr. Nix of a base annual salary of $350,000 with increases, if any, as may be determined from time to time in the sole discretion of IES Residential. In addition, Mr. Nix is eligible to participate in the Presidents Leadership Incentive Plan (“PLT”) pursuant to the PLT’s terms, except as to guaranteed payments for fiscal year 2007 and fiscal year 2008. During fiscal year 2007, Mr. Nix was guaranteed a quarterly cash bonus of $87,500 payable on January 15, 2007, April 15, 2007, July 15, 2007 and October 15, 2007. During fiscal year 2008, Mr. Nix was guaranteed a semi-annual cash bonus of $87,500 payable in two equal installments on April 15, 2008 and October 15, 2008. During both fiscal years, Mr. Nix was eligible to earn an annual incentive in accordance with the PLT, with the guaranteed payments discussed above credited against any PLT incentive payable under the plan (but not below zero). Any amounts payable in excess of the guaranteed amounts shall be paid at the end of the fiscal year with bonus payments made to the other plan participants. Mr. Nix employment agreement did not provide future incentive guarantees beginning with fiscal year 2009.

Mr. Nix is subject to non-solicitation restrictive covenants during the term of the agreement and for a period of twelve months following his termination from his then employing entity, if such termination is with or without cause, in the event the entity pays him one times his annual base pay as discussed below. In the event such payment is not made, he is no longer subject to such covenants, The agreement also contains restrictive covenants prohibiting disclosure of confidential information, return of Company property and disclosure to the Company of inventions and innovations developed during the term of the agreement or within one year thereafter if they are directly related to the Company’s business.

In the event that Mr. Nix is terminated with or without cause during the term of the agreement, the employing entity, at its sole option which must be exercised within thirty days of the date of termination, may pay him one times his then current salary in return for him being bound by the non-competition provisions discussed above for a period of twelve months.

The following table sets forth the estimated possible payments and benefits that would be provided to Mr. Nix if his employment had terminated on September 30, 2009 if and the Company had elected to make the payments.

	Change in Control	Termination
	Without Cause or	Without Cause or
	Good Reason	Good Reason	Death or Disability
Name	($)	($)	($)

Richard A. Nix, Group Vice President
Bonus for year of Separation	-0-	-0-	-0-
Cash Severance(1)	364,000	364,000	-0-
Unvested and Accelerated Stock Options	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(2)	235,060	235,060	235,060
Tax Reimbursement	-0-	-0-	-0-
Auto Allowance	-0-	-0-	-0-
Executive Outplacement Assistance	-0-	-0-	-0-
Health Care Benefits(3)	-0-	-0-	-0-

Total	599,060	599,060	235,060

(1)	Cash severance is payable only if the Company exercises its right to enforce an 18-month non-compete period.

(2)	Reflects the value of unvested shares of restricted stock and performance units which convert to restricted stock and held by Mr. Nix on September 30, 2009. Mr. Nix has 29,200 unvested shares of combined restricted stock and performance units.

Robert B. Callahan

On June 1, 2005, the Company entered into an employment agreement with Mr. Callahan. The agreement, which has an initial term of three years and, unless terminated sooner, continues on a year-to-year basis thereafter, provides for the annual salary then in effect to be paid to him (which may be increased from time to time) during the term of the agreement. In the event he terminates his employment without Good Reason (as defined in the agreement), or is terminated for Cause (as defined in the agreement), he is not entitled to severance compensation. If he terminates for Good Reason or he is terminated by the Company without Cause, he is entitled to receive the base salary then in effect for whatever period of time is remaining under the Initial Term or Extended Term (each as defined in the agreement), or for one year, whichever amount is greater. The agreement generally restricts him from competing with the Company for a period of two years following the termination of his employment.

The restriction is removed in the event he is terminated without Cause by the Company, or he terminates for Good Reason. In the event of a Change in Control (as defined in the agreement) of the Company, he may receive a lump sum payment due on the effective date of the termination of the base salary at the rate then in effect for two years, one year’s bonus payment with all goals deemed met in full and two year’s coverage under the Company’s medical benefit plan on a tax neutral basis. The above payments would be due him in the event that he did not receive written notice at least ten days prior to the date of the event giving rise to the Change in Control that the successor to all or a portion of the Company’s business and/or assets is willing, as of the closing, to assume the Company’s obligations under his agreement. They also would be due if on or within six months following the effective date of the Change in Control the Company terminated him other than for Cause or he terminates for Good

Reason. If it is finally determined that any payments received following a change of control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Golden Parachute Tax”), the Company will pay him an amount of cash such that the net amount received after paying all applicable taxes on such additional amount shall be equal to the amount that he would have received if the Golden Parachute Tax were not applicable.

The following table sets forth the estimated payments and benefits that would be provided to Mr. Callahan if his employment had been terminated on September 30, 2009 by:

•	the Company within six month following a Change in Control without cause or by him for Good Reason;

•	the Company without cause or by him for Good Reason; or

•	his death or disability.

	Change in Control	Termination
	Without Cause or	Without Cause or
	Good Reason	Good Reason	Death or Disability
Name	($)	($)	($)

Robert B. Callahan
Bonus for year of Separation	115,000	-0-	-0-
Cash Severance(1)	460,000	230,000	115,000
Unvested and Accelerated Stock Options	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(1)	176,295	176,295	176,295
Tax Reimbursement	-0-	-0-	-0-
Auto Allowance	-0-	-0-	-0-
Executive Outplacement Assistance	-0-	-0-	-0-
Health Care Benefits	30,900	-0-	-0-

Total	782,195	406,295	291,295

(1)	Reflects the value of unvested shares of restricted stock and performance units which convert to restricted stock and held by Mr. Callahan on September 30, 2009. Mr. Callahan has 21,900 unvested shares of combined restricted stock and performance units.

James A. Robertson

On December 6, 2007, the Company entered into an employment agreement with Mr. Robertson. The agreement has no definitive employment term and may be terminated at any time, upon written notice to the other party.

On September 17, 2009, Mr. Robertson reached an agreement with the Company whereby he terminated his employment as a Group Vice President, effective September 17, 2009, in connection with the consolidation of the Company’s Industrial and Commercial segments. To assist in the transition of his duties, Mr. Robertson remained employed until November 15, 2009. The employment agreement provides that if Mr. Robertson terminates his employment for Good Reason or if the Company terminates him without Cause he is entitled to receive the (i) Accrued Rights, (ii) continued payment of base salary for twelve months, (iii) Company paid COBRA coverage for twelve months immediately following the date of such termination or until he obtains comparable employment, whichever is shorter, (iv) outplacement services for twelve months immediately following the date of such termination or until he obtains comparable employment, whichever is shorter; and (v) acceleration of vesting of all unvested equity awards of the Company, including but not limited to any unvested options and restricted stock.

The following table sets forth the actual payments and benefits that Mr. Robertson received.

Termination
Without Cause or
Good Reason
Name	($)

James A. Robertson, Group Vice President
Bonus for year of Separation	-0-
Cash Severance	312,000
Unvested and Accelerated Stock Options	-0-
Unvested and Accelerated Restricted Stock(1)	268,065
Tax Reimbursement	-0-
Auto Allowance	18,000
Executive Outplacement Assistance	25,000
Health Care Benefits(2)	15,540

Total	638,605

(1)	Reflects the value of unvested shares of restricted stock and shares of stock provided as a retention payment using the closing price on September 30, 2009 of $8.05. Mr. Robertson had 33,300 vested shares of restricted stock as of December 15, 2009.

(2)	Reflects cost to provide health care continuation benefits to executive under COBRA on a tax neutral basis.

In the event payments to Mr. Robertson under the agreement give rise to an excise tax liability pursuant to Section 4999 of the Internal Revenue Code (commonly known as a “Golden Parachute Tax”), Mr. Robertson is entitled to receive an additional payment in an amount which, after payment to him of any federal state and local taxes, including additional excise taxes with respect to this payment, equals the net amount of the basic excise tax.

However, if it is determined that no excise tax would be due if the payments he receives were reduced to an amount that is less than ten percent of the portion of the payments that would be subject to the tax then the amounts payable to him under the agreement shall be reduced (but not below zero) to the maximum amount that could be paid to him without giving rise to the excise tax. If the reduction of the amounts payable would not result in a reduction of the payments to the cap described above, no amounts payable shall be reduced pursuant to this provision.

In the event it is determined that Mr. Robertson would be subject to the provisions of Section 409A of the Internal Revenue Code, which imposes additional taxes upon payments he would receive unless they are deferred for six months following his termination, such payments will be deferred so as to avoid such tax.

DEFINITIONS

“Cause” in the agreements entered into with Messrs. Caliel, Guba, Vossman, Nix and Robertson is defined as:

•	His willful, material and irreparable breach of terms of employment provided in the agreement (which remain uncured 10 business days after delivery of written notice specifically identifying the breach). In the case of Mr. Vossman, his willful and material breach of his terms of employment without a cure period.

•	His gross negligence in performance or intentional nonperformance (in either case continuing 10 business days after receipt of notice of need to cure) of any of his material duties and responsibilities to the Company. In the case of Mr. Vossman there is no cure period.

•	His dishonesty or fraud with respect to the business, reputation or affairs of the Company which materially and adversely effects the Company (monetarily or otherwise).

•	His conviction of a felony or crime involving moral turpitude. In the case of Mr. Vossman also a plea of other than not guilty to such offenses.

•	His confirmed drug or alcohol abuse that materially affects his service or results in a material violation of the Company’s drug or alcohol abuse policy.

•	His material violation of the Company’s personnel or similar policy, such policy having been made available to him which materially and adversely affects the Company and remains uncured for 10 business days after notice. In the case of Mr. Vossman there is no cure period.

•	In the case of Mr. Vossman, Cause also includes having committed any material violation of the any federal law regulation securities (without having relied on the advice of the Company’s attorney) or having been the subject of any final order, judicial or administrative, obtained or issued by the SEC, for any securities violation involving fraud, including, for example, any such order consented to by him in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

“Cause” in the agreement entered into with Mr. Callahan has similar meaning except:

•	Rather than breaching the terms of his employment, he willfully, materially and irreparably breaches his agreement (which breach remains uncured for 5 days following delivery of written notice).

•	His violation of Company policy remains uncured or continues 5 days following written notice.

“Good Reason” as defined in the agreements entered into with Messrs. Caliel, Guba, Vossman and Robertson means:

•	Any material reduction in his position, authority or compensation (base salary in the case of Mr. Vossman) from those described in the agreement

•	Change of reporting relationship (only in Mr. Guba’s agreement)

•	Any relocation of the Company’s corporate office that is more than 50 miles from its current location. In the case of Mr. Vossman relocation of his work that is more than 50 miles from its location as of the effective date of his agreement.

•	The Company’s breach of a material term of the agreement or material duty owned to him

All the above reasons are valid, provided that the Company fails to cure such event within 10 days after receipt from the executive of written notice of the event. The Good Reason ceases to exist for an event on the 60th day following the later of the occurrence or the executive’s knowledge thereof, unless he has given the Company notice thereof.

“Good Reason” for Mr. Callahan does not include the change of reporting relationship, the Company’s breach of a material term of the agreement or material duty owed to him and the relocation of the Company’s corporate office must be outside the greater Houston area with no precise milage restrictions.

The agreement with Mr. Nix does not contain “Good Reason” provisions.

A “Change in Control” is defined in the agreements entered into with Messrs. Caliel, Guba and Vossman is defined as follows:

•	Any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, other than Fidelity Management and Research Co., Southpoint Capital Advisors LP, Tontine Capital Partners and their respective affiliates, the Company or any subsidiary, shall beneficially own (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, at least 50% of the ordinary voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board, or

•	(A) Current directors shall cease for any reason to constitute at least a majority of the members of the Board (Current Directors means, as of the date of determination, any person who (i) was a member of the Board on the date that the Company’s Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code became effective or (ii) was nominated for election or was elected by the Board with the affirmative vote of a majority of the current directors who were members of the Board at the time of such nomination or election) or (B) at any meeting of stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected; or

•	The consummation of a sale, lease, exchange or other disposition in one transaction or a series of transactions of all or substantially all of the assets of the Company.

•	A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Mr. Robertson’s Change in Control provision does not contain the exclusion of Fidelity Management and Research Co. and Southpoint Capital Advisors LP from the “group” for purposes of Section 13(d) of the Exchange Act discussed above.

This is substantially similar to the definitions of Change in Control found in the Equity Plan, which causes acceleration of outstanding grants.

The agreement entered into with Mr. Callahan contains a definition of Change in Control that varies from the description above as follows:

•	The agreement does not contain an exception for ownership by Fidelity Management and Research Co., Southpoint Capital Advisors LP and Tontine Capital Partners, and the threshold for change in ownership is 20% rather than 50%.

•	A Change in Control also occurs upon the first purchase of the Company’s Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company).

•	If the stockholders approve a merger, consolidation, recapitalization or reorganization of the Company or a reverse stock split of outstanding voting securities, or consummation of any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately before such transaction being beneficially owned by the holders of all of the outstanding voting securities immediately prior to the transactions with voting power of each such continuing holders not substantially altered in the transaction.

•	Sale of the Company essentially is the same of above.

•	If at any time during any two consecutive years, individuals who at the beginning of such period constitute the cease for any reason to constitute at least the majority thereof, unless they are nominated or elected by a vote of at least two thirds of the directors then still in office who were directors at the beginning of the period.

The agreement entered into with Mr. Nix does not contain provisions relating to a Change in Control.

DIRECTOR COMPENSATION

Directors who are employees of the Company or any of its subsidiaries, do not receive a retainer or fees for service on the Board or any committees. Each non-employee director receives a $40,000 annual retainer, paid quarterly (the non-executive chairman receives an additional annual retainer of $75,000). The Chairman of the Human Resources and Compensation Committee and the Chairman of the Nominating/Governance Committee receive an additional annual retainer of $10,000 and the Chairman of the Audit Committee receives an additional annual retainer of $25,000. Each member (other than the chairman) of each committee also receives an additional retainer of $5,000. Currently, directors may elect, prior to the beginning of the fiscal year, to receive all or a portion of their retainers or meeting fees in shares of the Company’s Common Stock, in lieu of cash. For fiscal year 2009, no director elected to receive Common Stock. During 2009, in addition to the annual retainers described above, each director received a fee of $1,500 for each Board and committee meeting attended in person and a fee of $750 for each telephonic Board and committee meeting attended. The following table reflects the amounts paid to each individual non- employee director who served on the Board in fiscal year 2009.

	Fee Earned or
	Paid in Cash
Name	($)	Total ($)

Charles H. Beynon	104,500	104,500
Michael J. Hall	172,000	172,000
Joseph V. Lash	67,500	67,500
Donald L. Luke	86,500	86,500
John E. Welsh	89,500	89,500

On December 8, 2009, the Compensation Committee recommended and the Board approved a change in the method of compensation of directors, to include both cash and equity components, and eliminated Board and committee meeting attendance fees. Each year. in addition to the annual retainers described above, upon their election or reelection to the Board at an annual stockholder meeting, each director will receive a grant (“Grant”) of Phantom Stock Units (“Units”) pursuant to the 2006 Equity Plan. The number of Units granted to each director will be determined by dividing $25,000 by the closing price of the Company’s Common Stock on the last trading day immediately preceding each annual stockholder meeting. The Units will convert to Common Stock on the date the director leaves the Board, for any reason. If a new director is appointed to fill a Board vacancy between annual stockholder meetings, such director will not receive a Grant for his or her initial period of service. Such director will receive a Grant for his or her subsequent periods of service, if thereafter elected at annual stockholder meetings. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings and for their reasonable expenses related to the performance of their duties as directors. On June 21, 2006, in conjunction with the reorganization of the Board upon the Company’s emergence from bankruptcy in May 2006, Messrs. Beynon, Luke and Welsh each received 1,400 shares of Restricted Common Stock and Mr. Hall received 4,200 shares of restricted Common Stock pursuant to the Company’s 2006 Equity Plan, all shares subject to six month restriction on transfer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2009, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Human Resources and Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Human Resources and Compensation Committee of the Company or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

During fiscal year 2009, no member of the Human Resources and Compensation Committee (i) was an officer or employee of the Company, (ii) was formerly an officer of the Company or (iii) had any business relationship or conducted any business with the Company other than as an independent director of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons holding more than ten percent of a registered class of the Company’s equity securities to file with the SEC and any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted (i) initial reports of ownership, (ii) reports of changes in ownership and (iii) annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and ten-percent stockholders are also required to furnish the Company with copies of all such filed reports.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal year 2009, the Company believes that all Section 16(a) reporting requirements related to the Company’s directors and executive officers were timely fulfilled during fiscal year 2009.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has re-appointed Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending September 30, 2010, subject to ratification by the Company’s stockholders. Ernst & Young LLP was the Company’s independent auditor for the fiscal year ended September 30, 2009.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the Annual Meeting.

The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2010.

If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP’S APPOINTMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

OTHER BUSINESS

The Board knows of no business that will come before the Annual Meeting except that indicated above. However, if any other matters are properly brought before the Annual Meeting, it is intended that the persons acting under the proxy will vote thereunder in accordance with their best judgment.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS OF
BOARD MEMBERS

If a stockholder intends to present a proposal for action at the next Annual Meeting of Stockholders and wishes to have such proposal considered for inclusion in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company on or before August 31, 2010. Such proposal also must meet the requirements of the rules of the SEC relating to stockholder proposals.

The Company’s By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations for individuals for election to the Board of Directors. In general, written notice of a stockholder proposal or a director nomination for the next Annual Meeting must be received by the Secretary of the Company not later than 80 days prior to the next Annual Meeting (or, if less than 90 days’ notice of the date of the meeting is given by the Company, notice by the stockholder to be timely must be received by the

Secretary of the Company no later than the close of business on the 10th day following the day on which public announcement of the date of the meeting is first made by the Company), and must contain specified information and conform to certain requirements, as set forth in the By-laws. If the presiding officer at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the By-laws, the Company may disregard such proposal or nomination.

Stockholder proposals submitted for consideration at the Annual Meeting must be delivered to the Corporate Secretary no later than the close of business on January 11, 2010.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2009 Annual Meeting, and the proposal fails to comply with the advance notice procedures described by the By-laws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

Proposals and nominations should be addressed to the Secretary of the Company, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In some cases only one copy of this proxy statement or annual report is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement or annual report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to the Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027 or an oral request by calling the Corporate Secretary at (713) 860-1500.

ANNUAL MEETING OF STOCKHOLDERS OF INTEGRATED ELECTRICAL SERVICES, INC. February 2, 2010 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual Meeting. COMPANY NUMBER ACCOUNT NUMBER Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on February 2, 2010. The Proxy Statement and Annual Report on Form 10-K are Available at http://annualmeeting.ies-co.com. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20630000000000001000 5 020210 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. ELECTION OF DIRECTORS: TO HOLD OFFICE UNTIL THE 2010 ANNUAL MEETING AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. NOMINEES: FOR ALL NOMINEES O CHARLES H. BEYNON O MICHAEL J. CALIEL WITHHOLD AUTHORITY O MICHAEL J. HALL FOR ALL NOMINEES O JOSEPH V. LASH O DONALD L. LUKE FOR ALL EXCEPT O JOHN E. WELSH, III (See instructions below) FOR AGAINST ABSTAIN 2. APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS FOR THE COMPANY ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” PROPOSAL 1 (ALL NOMINEES), AND “FOR” PROPOSAL 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE HEREON. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

INTEGRATED ELECTRICAL SERVICES, INC. ANNUAL MEETING OF STOCKHOLDERS SOLICITED BY THE BOARD OF DIRECTORS OF INTEGRATED ELECTRICAL SERVICES, INC. The undersigned hereby appoints Michael J. Caliel, William L. Fielder and Mark A. Older, and each of them individually, as proxies with full power of substitution, to vote all shares of the Common Stock of Integrated Electrical Services, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on February 2, 2010, at 10:00 a.m. Central Standard Time, at the Houston Marriott West Loop Hotel, 1750 West Loop South, Houston, Texas 77027 or at any adjournment or postponement thereof, as follows: Any executed proxy which does not designate a vote on a particular proposal shall be deemed to grant authority to vote “FOR” such proposal. (Continued and to be signed on the reverse side.) 14475